Exhibit 10.79

PURCHASE AND SALE AGREEMENT

(MILLENNIUM APARTMENT HOMES)

THIS PURCHASE AND SALE AGREEMENT (the “Agreement”) is made as of this 22nd day of April, 2013 by and between MILLENNIUM PROPERTY LL, LLC, a Delaware limited liability company (“Seller”), whose address is 52 Vanderbilt Avenue, Suite 2007, New York, NY 10017, and KBS-LEGACY APARTMENT COMMUNITY REIT VENTURE, LLC, a Delaware limited liability company (“Purchaser”), whose address is 5141 California Avenue, Suite 100, Irvine, California 92617.

RECITALS:

WHEREAS, Seller is the owner of the real property and the 305 unit apartment complex thereon commonly known as “Millennium Apartment Homes” (the “Apartment Complex”), located at 221 Fairforest Way, Greenville, SC 29609; and

WHEREAS, Purchaser desires to acquire the Apartment Complex from Seller and Seller desires to transfer the Apartment Complex to Purchaser.

NOW, THEREFORE, in consideration of the mutual covenants and representations herein contained, Seller and Purchaser agree as follows:

AGREEMENT:

ARTICLE 1.

DEFINITIONS

1.1      In this Agreement, and in the Exhibits and Schedules attached hereto, the following words and phrases shall have the following meanings:

“Amendment” means an amendment, renewal, supplement, modification, expansion, restatement, extension, or any other change or revision.

“Appurtenance” means all easements, rights-of-way, covenants, restrictions, tenements, rights and appurtenances benefiting or appertaining to the Property and the land lying in the streets and roads in front of and adjoining the Property.

“Books and Records” means copies of monthly and annual 2012 and monthly 2013 year-to-date operating statements for the Property as prepared by Seller or at the direction of Seller in the ordinary course of its business and the other materials listed on Exhibit J.

“Business Day” means any day other than (a) a Saturday or Sunday, (b) a federal or State of South Carolina banking holiday or (c) a day on which the county recorder’s office in the county where the Property is located is closed.

“Casualty” is defined in Section 10.1.

“Closing” means the closing of the transactions contemplated under this Agreement.

“Closing Date” is defined in Section 6.1.

“Closing Documents” is defined in Section 6.2.

“Commitment” is defined in Section 4.2.

“Condemnation” is defined in Section 10.2.

“Contracts” means all agreements between Seller and any third party service providers and all amendments thereof, for the furnishing of management, brokerage services, maintenance, repairs, construction, supplies, equipment, submetering, or other goods and services to the Property listed on Exhibit K.

“Deposits” means all security deposits, expense deposits and/or prepaid rentals received from a Tenant under a Tenant Lease and not applied by Seller against amounts owing by the Tenant pursuant to the terms of the Tenant Leases, plus any interest required to be paid thereon.

“Development Rights” means all rights of Seller to the air space above the Land, all zoning entitlements, development rights and appurtenances accruing to the Property under, or by reason of, any applicable zoning ordinance or other laws.

“Effective Date” means the date of this Agreement set forth above.

“Encumbrances” means any and all liens, mortgages, deeds of trust, security agreements, security interests, options, rights of purchase or first refusal, rights-of-way, restrictive covenants, reservations, judgments, leases, subleases, licenses, assignments, restrictions, or other encumbrances affecting title to the Property.

“Escrow Holder” means Palter Title Company, as agent for Fidelity National Title Insurance Company, 1230 Main Street, Suite 700, Columbia, South Carolina 29201.

“Governmental Entity” means the United States, the State, the County, the Town or the City where the Property is located and any other State in which a party to this Agreement is incorporated or organized.

“Improvements” means the Apartment Complex, and all other buildings, structures, and improvements located on the Land.

“Intangible Property” means all of Seller’s right, title and interest in and to all transferrable domain names, historic leasing and/or management data, telephone listings, websites, Seller’s rights to the name “Millennium Apartment Homes” and other items of intangible personal property relating to the Property.

“Land” means the real property more particularly described on Exhibit “A” attached hereto.

“Legal Proceeding” means any pending or threatened litigation, arbitration, administrative proceeding, governmental investigation and other legal proceeding of any kind.

“Licenses and Permits” means all building and other certificates, licenses, permits and approvals including, without limitation, certificates of occupancy, granted by any Governmental Entity, with respect to the ownership, use, occupancy or operation of all or any portion of the Property.

“Permitted Encumbrances” is defined in Section 4.2.

“Person” means an individual person, a corporation, partnership, trust, joint venture, proprietorship, estate, association, Governmental Entity or other incorporated or unincorporated enterprise, entity or organization of any kind.

“Personal Property” means the equipment, machinery and other tangible personal property of every nature and description located on the Property, which are not owned by the Tenants, which are owned by and in the possession of Seller or its affiliates, an inventory of which is attached hereto as Exhibit “B”, including any computers, peripheral computer equipment other than the computers for use of the residents located in the clubhouse of the Property but excluding software and excluding all data not included in Intangible Property.

“Plans” means all architectural, electrical, mechanical or plumbing plans and specifications and the most recent physical, engineering or environmental studies or reports, including without limitation, any Phase I or Phase II environmental report, performed in connection with the Property or any portion thereof, which are in the possession of Seller.

“Property” means the Land and all Appurtenances, Improvements, Intangible Property, Personal Property, Development Rights, Tenant Leases, Deposits, Contracts, Licenses and Permits, Books and Records, Plans, and Warranties and Guaranties.

“Tenant” means a tenant, subtenant, under tenant, or occupant under a Tenant Lease.

“Tenant Lease” means all leases, rental agreements, subleases, or other agreements which permit or authorize the use and occupancy of the Property, together with any and all, if any, guaranties, security deposits, letters of credit, or other security for performance of a Tenant’s obligations thereunder, and all Amendments and/or other agreements forming a part thereof.

“Termination Deadline” means the fifteenth (15th) Business Day after the Effective Date.

“Title Company” means Fidelity National Title Insurance Company.

“Title Policy” is defined in section 4.2.

“Warranties and Guaranties” means all unexpired warranties and guaranties and payment and/or performance bonds required to be provided under the Contracts, and/or running to the benefit of Seller or its affiliates in connection with the Property and the construction, renovation and/or operation thereof.

1.2      Unless specified to the contrary, references to Sections, Exhibits and Schedules mean the particular Section, Exhibit or Schedule in or to this Agreement, all of which Exhibits and Schedules are made a part hereof for all purposes the same as if set forth herein verbatim; it being expressly understood that if any Exhibit attached hereto which is to be executed and delivered at Closing contains blanks, such Exhibit attached hereto shall be deemed completed in the form executed.

1.3      Wherever used in this Agreement:

1.      the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation”;

2.      the word “day” means a calendar day unless otherwise specified;

3.      the word “party” means each of Seller and Purchaser;

4.      the word “law” (or “laws”) means any statute, ordinance, resolution, regulation, code, rule, order, decree, judgment, injunction, mandate or other legally binding requirement of a Governmental Entity;

5.      each reference to the Property shall be deemed to include “and/or any portion thereof”; and

6.      each reference to $ or dollars means United States dollars.

1.4      Certain other words and phrases are defined or described elsewhere in this Agreement.

ARTICLE 2.

PURCHASE AND SALE

2.1      Purchase and Sale. Subject to the terms and conditions of this Agreement, Seller hereby agrees to sell and convey to Purchaser, and Purchaser hereby agrees to purchase from Seller, the Property.

ARTICLE 3.

PURCHASE PRICE AND EARNEST MONEY

3.1        Purchase Price.   Subject to the prorations and adjustments described in Article 7 below, the purchase price (the “Purchase Price”) for the Property shall be Thirty-Three Million Six Hundred Thousand and No/100 Dollars ($33,600,000), to be paid by Purchaser to Seller by federal funds wire transfer to the Escrow Holder on or prior to 2:00p.m. Eastern Time on the Closing Date. If all conditions to Purchaser’s obligation to close have been satisfied, but Seller does not receive the net sales proceeds credited to its account by 2:00 P.M. (Eastern time) on the Closing Date, then prorations and adjustments will made as of 11:59 P.M. (Eastern time) on the Closing Date.

3.2        Earnest Money.

(a)        Purchaser shall deliver to the Escrow Holder within three (3) Business Days after the Effective Date, the sum of Two Hundred Fifty Thousand and No/100 Dollars ($250,000) by federal funds wire transfer (the “Initial Deposit”). If this Agreement is not terminated by Purchaser in accordance with Section 14.2 hereof, then within three (3) Business Days after the Termination Deadline Purchaser shall deliver an additional Seven Hundred Fifty Thousand Dollars ($750,000) to Escrow Holder by federal funds wire transfer (the “Second Deposit”: together with the Initial Deposit, collectively, the “Earnest Money”). The Earnest Money shall be held in escrow and invested by the Escrow Holder in an interest-bearing account. Interest earned on the Earnest Money shall belong to Purchaser and shall be disbursed by the Escrow Holder to Purchaser upon request. The Earnest Money shall be applied toward the Purchase Price at Closing, and shall otherwise be paid or applied in accordance with this Agreement.

(b)        The Escrow Holder shall hold the Earnest Money pursuant to the following provisions:

 (i)        The Escrow Holder is not a party to, and is not bound by, or charged with notice of any agreement out of which this escrow may arise, other than the terms and provisions of this Section 3.2.

 (ii)        The Escrow Holder shall deliver the Earnest Money to the party so designated on written notice from both the Purchaser and Seller specifying the time and the place where the Earnest Money is to be delivered, provided, however that (i) the Escrow Holder shall have received such written instructions at least one (1) Business Day prior to the date designated for delivery, and (ii) if Purchaser delivers, or is deemed to have delivered, a Termination Notice in accordance with Section 14.2 hereof, then the Escrow holder shall refund the Earnest Money to Purchaser regardless of any concurrence or objection from Seller.

 (iii)        The Escrow Holder is acting solely as a stakeholder and depository as an accommodation to Purchaser and Seller, and is not responsible or liable for any matter or loss arising out of the Escrow Holder’s conduct hereunder, except for its gross negligence or willful misconduct. The Escrow Holder shall not be responsible or liable for the sufficiency, correctness, genuineness, or validity of the subject matter of this Agreement, or for the identity or authority of any person executing any documents or instruments in connection herewith.

(iv)        Purchaser and Seller agree to jointly and severally, indemnify, defend and hold harmless the Escrow Holder from and against any loss, cost, claims, damage or expense, including, without limitation, any and all court costs and attorney’s fees and expenses, collectively called “Expenses”, incurred by the Escrow Holder in connection with or in any way arising out of this Agreement, other than Expenses resulting from the Escrow Holder’s gross negligence or willful misconduct. Notwithstanding the foregoing, as between Purchaser and Seller, the non-prevailing party in any dispute shall be solely responsible for payment of Escrow Holder’s Expenses. The Escrow Holder may, at its own expense, consult with legal counsel in the event of any dispute or questions as to the construction of any provisions hereof or its duties hereunder, and it shall be fully protected in acting in accordance with the written opinion or instructions of such counsel.

(v)        The Escrow Holder shall be entitled to act or rely upon, and the Escrow Holder shall be protected in acting or relying upon the genuineness and validity of any written notice, request, waiver, consent, certificate, receipt, authorization, power of attorney or other document the Escrow Holder shall receive from any party hereto.

(vi)        In the event that (a) the Escrow Holder receives contradictory instructions from the parties hereto, or (b) there shall be any dispute between Seller and Purchaser as to any matter arising under this Agreement (provided that the Seller shall have no right to dispute the return of the Earnest Money to Purchaser following the timely delivery of, or deemed delivery of, a Termination Notice, or (c) there shall be any uncertainty as to the meaning or applicability of the provisions hereof or any written instructions received by the Escrow Holder pursuant hereto, the Escrow Holder shall continue to hold the Earnest Money pending resolution of the matter if so instructed by written notification from both Seller and Purchaser or if not so instructed shall deposit the Earnest Money with a court of competent jurisdiction at the cost and expense of Purchaser and Seller jointly and severally, and, upon making such deposit, the Escrow Holder shall thereupon be discharged and released from any and all liability with respect to the Earnest Money. The Escrow Holder may dispose of the escrowed funds in accordance with a court order, and shall be fully protected if it acts in accordance with any such court order.

(vii)         Deposits made pursuant to these instructions may be invested on behalf of any party or parties hereto, provided that any direction to the Escrow Holder for such investment shall be in writing and contain the consent of all other parties to this Agreement together with a completed, signed W-9 Form. The Escrow Holder is not to be held responsible for the loss of principal or interest on any investment made pursuant to the aforesaid instruction or in the redemption thereof.

(viii)        Except as to deposits of funds for which the Escrow Holder has received written instructions as set forth in paragraph (vii) above, the Earnest Money may be commingled with other escrowed funds in a non-segregated escrow account; and

(ix)          Upon delivery of the Earnest Money in accordance with the terms hereof, the Escrow Holder shall be discharged and released from any and all liability with respect to the Earnest Money.

(x)        Escrow Holder may resign as Escrow Holder hereunder at any time upon written notice to Purchaser and Seller, provided that such resignation shall not be effective unless and until a replacement escrow agent acceptable to Purchaser and Seller shall have been identified and such replacement escrow agent shall have agreed in writing to serve as Escrow Agent hereunder pursuant to the terms and conditions of this Agreement.

(xi)        Purchaser and Seller may jointly terminate the services of Escrow Holder hereunder at any time upon written notice to Escrow Holder, provided that such termination shall not be effective unless and until a replacement escrow agent acceptable to Purchaser and Seller shall have been identified and such replacement escrow agent shall have agreed in writing to serve as Escrow Holder hereunder pursuant to the terms and conditions of this Agreement.

ARTICLE 4.

DELIVERY OF DOCUMENTS

4.1         If not already provided to Purchaser, Seller shall deliver (except as set forth in Section (4.1(a) below) complete and legible copies of the following instruments and documents to Purchaser within five (5) Business Days after the date hereof:

(a)        Tenant Leases (which shall be made available for inspection and photocopying by Purchaser at the Property, and not delivered to Purchaser) and a current rent roll for the Property.

(b)        Copies of statements of 2012 and, if available, 2013 ad valorem, intangible and other real and personal property taxes, special and general assessments, school taxes, water and sewer charges against the Property and any special taxes against the Property, together with any reports filed by Seller in connection therewith.

(c)        The most recent survey of the Property in Seller’s possession (the “Survey”). Any updated survey required by Purchaser shall be ordered and paid for by Purchaser.

(d)        Copies of any unrecorded written agreements with utility companies in Seller’s possession, if any.

(e)        To the extent in Seller’s possession or control, copies of all Books and Records, Contracts, Licenses and Permits, Plans, and Warranties and Guaranties.

(f)        A list of any Legal Proceedings affecting Seller or the Property, if any.

(g)        Copy of Seller’s owner’s title insurance policy for the Property.

(h)        All materials listed on Exhibit J attached hereto, to the extent in Seller’s possession.

Purchaser has informed Seller that Purchaser is required by law to complete, with respect to certain matters relating to the Property, an audit commonly known as a “3-14” Audit (“Purchaser’s 3-14 Audit”). In addition to the foregoing, Seller shall promptly and in good faith comply with any reasonable request by Purchaser for any additional documents relating to the operation of the Property, to the extent in Seller’s possession, including documents required for Purchaser’s 3-14 Audit. In no event will Seller be obligated to provide audited financial statements.

Purchaser’s sole remedy for Seller’s failure to timely deliver any of the materials described above shall be to terminate this Agreement pursuant to Section 14.2 hereof.

4.2        Within ten (10) Business Days after the Effective Date, Purchaser shall deliver or cause to be delivered to Seller (a) a current commitment for an Owner’s Policy of Title Insurance issued by the Title Company (the “Commitment”), whereby said Title Company commits to issue a 2006 ALTA Extended Owner’s Title Policy in the amount of the Purchase Price (the “Title Policy”); and (b) copies of all exception documents shown on the Commitment. The Commitment shall describe the Property; shall list Purchaser as the prospective named insured; shall show as the policy amount the Purchase Price; and shall contain the commitment of the Title Company to insure Purchaser’s fee simple interest in the Property upon the Closing. The Commitment shall show the status of the title of the Property and all exceptions which would appear in the Title Policy. Any items or exceptions to title to which are accepted or waived or deemed to have been accepted or waived by Purchaser pursuant to the terms of this Agreement are hereinafter referred to as “Permitted Encumbrances”. Seller provides the Commitment as a courtesy only and makes no representations or warranties as to the accuracy of the Commitment.

4.3        Prior to the Termination Deadline, or within five (5) days after a title matter appears in an update or bringdown to the Commitment or update to the Survey which did not appear in the original Commitment or the Survey, Purchaser shall give written notice (the “Objection Notice”) to Seller of any matters affecting title to the Property set forth in the Commitment or survey (or such update or bringdown thereto) which Purchaser is unwilling to take title subject to (the “Objections”), separately specifying and setting forth each of such Objections. Seller shall be entitled to reasonable adjournments of the Closing Date to cure the Objections, not to exceed thirty (30) days in the aggregate. If Purchaser gives Seller an Objection Notice as set forth above, then all matters disclosed on the Commitment which are not objected to in such Objection Notice shall be deemed to be Permitted Encumbrances. If Purchaser fails to give Seller an Objection Notice within the period set forth above, then all matters disclosed on the Commitment and Survey (or updates and bringdowns thereof) shall be deemed to be Permitted Encumbrances.

4.4        Seller shall not be required to expend any money or bring any action or proceeding to cure such Objections. Notwithstanding the foregoing: (a) the standard preprinted exceptions set forth in the Commitment shall not constitute Permitted Encumbrances for purposes hereof to the extent they can be omitted in South Carolina by Seller’s affidavit without cost to Seller; (b) all monetary liens, and all mortgages and other encumbrances evidencing or securing indebtedness of Seller shall not constitute Permitted Encumbrances and shall be discharged and satisfied by Seller at or prior to Closing; (c) Seller shall be required to expend up to $50,000 to satisfy, discharge or bond over other items which can be satisfied by payment of a liquidated amount of less than $50,000; and

(d) in the event Seller notifies Purchaser that it will cure an Objection, Seller shall cure such matter on or prior to Closing. Within five (5) Business Days after an Objection Notice is given, Seller shall give Purchaser notice (the “Response Notice”) if Seller is unable or unwilling to cure any of Purchaser’s Objections. If Seller’s Response Notice indicates that Seller is unwilling or unable to cure any of Purchaser’s Objections, then Purchaser may, as its exclusive remedy, elect by written notice given to Seller within five (5) Business Days after the Response Notice is given, either (a) to accept such title as Seller is able to convey without any reduction or abatement of the Purchase Price, or (b) to terminate this Agreement, in which event the Earnest Money and all interest thereon shall be returned to Purchaser.

ARTICLE 5.

CONDITIONS TO CLOSING

5.1         Conditions to Obligations of Purchaser. The obligations of Purchaser to execute and deliver the applicable Closing Documents, to pay the Purchase Price and to perform Purchaser’s other obligations at the Closing under this Agreement are and shall be subject to the satisfaction of each of the following conditions at or prior to the Closing, unless otherwise specified:

(a)        Seller shall have executed (where applicable) and delivered to Escrow Holder the Closing Documents to be executed and delivered by Seller.

(b)        Title to the Property shall be free and clear of all matters other than the Permitted Encumbrances.

(c)        All of the representations and warranties of Seller contained in this Agreement shall have been true and correct in all material respects when made, and shall be true and correct in all material respects on the Closing Date with the same effect as if made on and as of such date, subject to such changes permitted under this Agreement due to the ordinary course of operations of the Property.

(d)        Seller shall have performed, observed, and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed, observed, and complied with on Seller’s part prior to or as of the Closing Date.

(e)        Other than in the event of a Casualty or a Condemnation, the physical condition of the Property shall be substantially the same on the Closing Date as on the date hereof, reasonable wear and tear excepted.

Purchaser’s delivery of the Purchase Price at the Closing shall signify that all conditions to Purchaser’s obligations to close the transaction contemplated in this Agreement have either been fulfilled by the Seller or waived by the Purchaser, subject only to such matters as may be specifically stated in this Agreement to survive the Closing. If at any time prior to or at Closing Purchaser believes that any of the foregoing conditions has not or will not be satisfied, then Purchaser shall so advise Seller with specificity. In the event that any one of the above conditions precedent to the obligations of Purchaser shall not occur by the Closing Date and the occurrence is not waived by Purchaser (in its sole discretion), and provided Purchaser is not then in default under the terms of the Agreement, then upon written notice from Purchaser to Seller and Escrow Agent delivered on or prior to the Closing Date, this Agreement shall terminate, the Earnest Money shall be returned to Purchaser, and neither party shall have any further obligation to the other.

5.2        Conditions to Obligations of Seller. The obligations of Seller to execute and deliver the applicable Closing Documents and to perform Seller’s other obligations at the Closing under this Agreement are and shall be subject to the satisfaction of each of the following conditions at or prior to the Closing:

(a)        Purchaser shall have delivered the balance of the Purchase Price due at Closing to Escrow Holder for delivery to Seller at the Closing pursuant to the terms of this Agreement.

(b)        Purchaser shall have executed (where applicable) and delivered to Escrow Holder the Closing Documents to be executed and delivered by Purchaser.

(c)        Purchaser shall have performed, observed, and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed, observed, and complied with on Purchaser’s part prior to or as of the Closing Date.

In the event that any one of the above conditions precedent to the obligations of Seller shall not occur by the Closing Date and the occurrence is not waived by Seller (in its sole discretion), and provided Seller is not then in default under the terms of the Agreement, then upon written notice from Seller to Purchaser and Escrow Agent delivered on or prior to the Closing Date, this Agreement shall terminate, the Earnest Money shall be paid to the Seller, and neither party shall have any further obligation to the other.

ARTICLE 6.

CLOSING

6.1        Closing. The Closing shall occur through an escrow with the Title Company, on June 7, 2013 (the “Closing Date”), unless the parties mutually agree in writing upon another place, time or date. The parties will deliver required closing documents and funds to the Escrow Holder by overnight delivery service, fax, email and wire transfers.

6.2        Seller’s Obligations at Closing. At the Closing, Seller shall deliver to Escrow Holder the following documents (the “Closing Documents”)(provided that items (i), (j), (k), (l), and (m) may be delivered to Purchaser at the Property):

(a)        a Special Warranty Deed (herein so called), in form and substance as set forth on Exhibit “C” attached hereto, duly executed and acknowledged by Seller, conveying fee simple title to the Land and Improvements located thereon, subject only to the Permitted Encumbrances;

(b)        an Assignment and Assumption of Leases (herein so called), in form and substance as set forth on Exhibit “D” attached hereto, duly executed by Seller and Millennium Property TT, LLC, conveying the Tenant Leases and Deposits for the Property to Purchaser;

(c)        a Bill of Sale (herein so called), in form and substance as set forth on Exhibit “E” attached hereto, duly executed by Seller, conveying the Personal Property, Intangible Property, Development Rights, Books and Records and Plans owned by Seller for the Property to Purchaser;

(d)        a General Assignment and Assumption (herein so called), in form and substance as set forth on Exhibit “F” attached hereto, duly executed by Seller and Purchaser, conveying the Contracts, Licenses and Permits and Warranties and Guaranties owned by Seller for the Property to Purchaser;

(e)        A form of Notice Letter (herein so called) originally executed by Seller and addressed to Tenants under the Tenant Leases, in form and substance as set forth in Exhibit “G” attached hereto;

(f)        FIRPTA and Owner’s Affidavit in form and substance as set forth in Exhibit “H” attached hereto;

(g)        all sums due Purchaser under the prorations provisions of Article 7 below; provided, however, at the election of Seller, such sums may instead be credited against the Purchase Price to be paid by Purchaser to Seller under Section 6.3 below;

(h)        a certificate of a duly authorized signatory for the Seller, reflecting the authorization of (i) the actions to be taken by Seller under this Agreement and (ii) the execution and delivery of this Agreement, the Closing Documents and all other documents required to be executed and delivered by Seller pursuant to this Agreement and/or as customarily required by the Title Company;

(i)         all Tenant Leases and Books and Records (originals when available or photocopies if not available) in the possession of Seller; and

(j)         all keys and combinations to all locks and equipment at the Property in Seller’s possession;

(k)         all Licenses and Permits in Seller’s possession;

(l)          all Plans in Seller’s possession;

(m)        all Contracts in Seller’s possession;

(n)          a termination of the Master Lease (as hereinafter defined), executed by Seller and the lessee thereunder;

(o)          a termination of the management agreement for the Property, executed by

Seller and the managing agent thereunder;

(p)        a counterpart of a closing statement prepared by Escrow Holder in accordance with this Agreement, approved by Purchaser and Seller (the “Closing Statement”), executed by Seller;

(q)        an updated Rent Roll dated not more than five (5) Business Days prior to the Closing Date, certified by Seller as true, correct and complete in all material respects;

(r)        A Tax Compliance Certificate issued by the South Carolina Department of Revenue within 30 days of the Closing Date showing tax compliance of the Seller; and

(s)        All documents (not including indemnifications), affidavits and certifications reasonably and customarily required by the Title Insurer to issue the Title Policy, without cost to Seller, subject only to the Permitted Encumbrances.

6.3        Purchaser’s Obligations at Closing.  At Closing, Purchaser shall deliver to Escrow Holder the following:

(a)        the balance of the Purchase Price, by wire transfer of immediately available funds to the account of the Escrow Holder;

(b)        executed counterparts of the Assignment and Assumption of Leases the General Assignment and Assumption, and the Closing Statement, originally executed and acknowledged (where applicable) by Purchaser; and

(c)        a certificate of an authorized officer, general partner or managing member of Purchaser, as applicable, reflecting the authorization of (i) the actions to be taken by Purchaser under this Agreement, (ii) the execution and delivery of this Agreement, the Closing Documents and all other documents to be executed and delivered by Purchaser pursuant to this Agreement and/or as customarily required by the Title Company, and (iii) the payment of the Purchase Price.

6.4        Closing Costs.  Except as otherwise expressly provided herein, Seller shall pay (i) all State, county, municipal and other applicable transfer taxes and/or documentary stamps, (ii) Seller’s share of prorations, (iii) all recording charges, and (iv) one-half (1/2) of any escrow fees and other customary charges of the Escrow Holder (if any). Purchaser shall pay (i) Purchaser’s share of prorations, (ii) one-half (1/2) of any escrow fees and other customary charges of the Escrow Holder (if any), (iii) the owner’s title premium, the cost of any endorsements to the Title Policy required by Purchaser or its lender, and all title search and examination fees, and (iv) all costs and expenses associated with any financing obtained by Purchaser. Except as otherwise provided herein, each party shall pay its own attorneys’ fees.

6.5        Delivery of Post-Closing Records.  Seller agrees, at no cost to Seller, to deliver the following to Purchaser within forty-five (45) days after Closing in connection with Purchaser’s 3-14

Audit to the extent not previously provided to Purchaser: i) detailed income statement for the Property for 2013 from January 1, 2013 through the Closing Date, ii) trial balance for 2013 from January 1, 2013 through the Closing Date, and iii) general ledger for 2013 from January 1, 2013 through the Closing Date, provided that in no event shall Seller be obligated to provide audited financial statements. The provisions of this Section 6.5 shall survive the Closing and not be merged therein.

ARTICLE 7.

PRORATIONS

7.1                   The following shall be apportioned and adjusted between Seller and Purchaser as of 11:59 p.m. (South Carolina time) the day preceding the Closing Date, except as otherwise specified, provided that Seller shall pay, at or prior to the Closing, all installments or amounts of items which are being apportioned under this Section which become due and payable prior to the Closing Date:

(a)        rents and additional rents under or in respect of the Tenant Leases, as, when and to the extent actually collected, on the basis of the period for which payable under the applicable Tenant Lease and apportioned on the basis of the actual number of days in such period;

(b)        real property taxes, water and sewer rents and charges; vault taxes or charges, elevator inspection charges and other like and similar municipal taxes and charges, each on the basis of the fiscal year or other period for which assessed, and apportioned upon the basis of the actual number of days in such year or period. Taxes shall be apportioned based on the most recent available tax bills, with a post-Closing adjustment to be made as soon as practicable after the tax bills are issued for the year in which the Closing occurs. Seller shall not be responsible for any portion of any increase in taxes on the Property attributable to an increase in assessed valuation due to the sale contemplated herein;

(c)         subject to Section 7.5, electric, gas, steam and other public utility charges for services furnished to the Property, on the basis of the actual number of days in any period covered by the charge being apportioned (except that no apportionment shall be made for any of such items as are furnished and charged by the applicable utility company directly to Tenants under the Tenant Leases); and

(d)         charges under the Contracts to be assigned by Seller to Purchaser in accordance with Section 14.4, on the basis of the actual number of days in any period covered by the charge being apportioned.

7.2        Seller shall pay all unpaid commissions, fees and other charges due on or prior to the Closing to real estate brokers or other Persons with respect to any Tenant Lease executed prior to the Closing Date. If the Closing occurs, then Purchaser shall be responsible for commissions, fees, or other charges due to real estate brokers not employed by or affiliated with Seller with respect to Tenant Leases, and any renewals, extensions and expansions thereof executed on or after the Closing Date by Purchaser.

7.3        If the Closing occurs before a new real property or other applicable tax rate or charge of a Governmental Entity is fixed, then the apportionment of such tax or charge at the Closing shall be based upon the tax rate for the immediately preceding fiscal period applied to the latest assessed valuation. Promptly after the new tax rate has been fixed, the apportionment of such tax or charge made at the Closing shall be recalculated and any reimbursement owed by Purchaser to Seller or Seller to Purchaser, as the case may be, shall be paid promptly after such recalculation.

7.4        If as of the Closing any Tenant under a Tenant Lease is in arrears in the payment of rent, or other charges, payments received from such Tenant after the Closing shall be applied in the following order of priority: first, to current rents and other sums due Purchaser as the current owner of the Property and landlord under the Tenant Leases, and the balance to any delinquent sums owing to Seller under the Tenant Leases. If any payments from a Tenant received by Purchaser or Seller after the Closing are payable to the other party by reason of this Section, then the appropriate sum shall be promptly paid to the other party. After the Closing, Seller may bring, in Seller’s name and at Seller’s expense, an action against any delinquent Tenant to collect rent, additional rent, or other payments due Seller for a period prior to the Closing Date, together with the cost of collection thereof; but in no event shall Seller seek any remedy other than collection of funds from the particular Tenant. Seller shall not interfere with other Tenants of the Property and shall comply with all applicable laws in connection with its collection of delinquent sums pursuant to the terms of this paragraph. Notwithstanding anything contained herein to the contrary, nothing shall prevent Purchaser from commencing eviction proceedings against any Tenant for non-payment of current rents as they become due.

7.5        The apportionment of utility charges shall be made upon the basis of charges shown on the latest available bills of such utilities. The charges shown on such available bills for periods prior to the Closing Date shall be paid by Seller, and for the period from the date of each such last available utility bill to the Closing Date an apportionment shall be made based on the amount charged for the period covered by such last available bill. Notwithstanding the foregoing, Seller will endeavor to cause the respective utility companies to read their meters or fix their charges to the Closing Date, in which event Seller shall pay such charges, when billed, to the Closing Date, and Purchaser shall pay such charges from and after the Closing Date and/or promptly reimburse Seller for any such charges paid by Seller for any period subsequent to the Closing Date.

7.6        At the Closing, Seller shall be entitled to the return of all deposits or escrows held for Seller’s account at or by any public utility company in connection with utility services furnished to the Property, and shall receive a credit against the Purchase Price for any such amounts remaining on deposit or in escrow after Closing. Prior to the Closing Date, Seller shall notify all such public utilities in writing of the applicable transfer of service.

7.7        If any item covered by this Article cannot be apportioned because the same has not been (or cannot be) fully ascertained on the Closing Date, or if any error has been made with respect to any apportionment, then such item shall be apportioned (or corrected, as applicable) as soon as the same is fully ascertained, but, except for taxes and assessments, no later than sixty (60) days after the Closing Date, and shall be paid within twenty (20) days thereafter by the appropriate party. Any Property-related bills received after Closing related to the period prior to Closing shall be promptly paid by Seller.

7.8          Real estate tax refunds and credits received after the Closing which are attributable to the fiscal tax year during which the Closing Date occurs shall be apportioned between Seller and Purchaser, pursuant to this Article.

7.9          If, as of the Closing Date, the Property shall be (or shall have become) subject to a special or local assessment or charge of any kind (whether or not yet a lien), then Seller shall pay all installments thereof attributable to periods prior to the Closing Date or due and payable prior to the Closing Date; provided, however, any installment thereof attributable to a period from and after the Closing Date shall be apportioned at the Closing in the same manner as for taxes under Section 7.1(b). Purchaser shall be responsible for all installments of such assessment attributable to the period from and after the Closing Date.

7.10        In the event either Purchaser or Seller shall owe the other any money as a result of the terms of this Article 7 (whether at Closing or thereafter), then the party owing such money shall pay the other party such money promptly, as soon as the amount is finally determined.

7.11        At Closing, Purchaser shall receive a credit against the Purchase Price equal to the amount of Deposits required under the Tenant Leases in effect as of the Closing Date.

7.12        This Article 7, and all rights and duties of the parties hereunder, shall survive the Closing.

ARTICLE 8.

REPRESENTATIONS AND WARRANTIES OF SELLER

8.1          Disclaimer of Seller.

Except as expressly set forth in this Agreement, Purchaser acknowledges and agrees that Seller has not made any representations, warranties, promises, covenants, agreements or guaranties of any kind or character whatsoever, whether express or implied, oral or written, past, present or future, of, as to, concerning or with respect to the Property. Seller is not liable or bound in any manner by any verbal statements or representations pertaining to the Property, or the operation thereof, made by any real estate broker or agent. Purchaser further acknowledges and agrees that except as expressly set forth in this Agreement, to the maximum extent permitted by law, that should the Closing occur, then the sale of the Property as provided for herein will be made on an “as is” condition and basis with all faults.

8.2          Representations and Warranties of Seller.  Seller represents and warrants to Purchaser as follows, which representations and warranties shall be true and correct as of the date hereof and as of the Closing Date:

(a)        Rent Roll.  Attached hereto as Exhibit “I” is a true, correct and complete copy of the most recent rent roll covering the Property (the “Rent Roll”). The Rent Roll shows any

Tenant arrearages as of the date thereof, and in all material respects accurately sets forth for each Tenant Lease as of the date of the Rent Roll, the unit number, tenant name, rental, lease expiration date, and security deposit or other deposits, if any, provided for thereunder. The lessor under the Tenant Leases is Millennium Property TT, LLC, pursuant to a master lease of the Property from Seller (the “Master Lease”). The Master Lease will be terminated by Seller and the master lessee thereunder at or prior to Closing.

(b)      Authority, Actions of Seller, Authorization and Consents.

(i)        Seller is a limited liability company duly organized and validly existing under the laws of the State of Delaware. Seller has all necessary power and lawful authority to own and operate the Property, and to carry on its business (including all business contemplated under this Agreement and the Closing Documents). The execution and delivery by Seller of this Agreement and the Closing Documents, and the consummation by Seller of the transactions contemplated thereby, will be duly authorized by all necessary action of Seller prior to the Closing. There are no other approvals, authorizations, consents or other actions by or filings with any Person which are required to be obtained or completed by Seller in connection with the execution and delivery of this Agreement or any of the Closing Documents (or any other agreement or instrument required hereunder) or the sale or assignment of the Property or in connection with any other action required to be taken by Seller hereunder that will not be received prior to the Closing.

(ii)        Neither the execution and delivery of this Agreement or the Closing Documents by Seller nor the consummation of the transaction contemplated hereby will: (A) violate any provision of Seller's articles of organization or operating agreement; (B) violate, conflict with or result in a breach or termination of, or give any other party the right to terminate, or constitute a default under the terms of, any agreement to which Seller is a party or by which it is bound; (C) violate any judgment, order, injunction, award or decree of any Governmental Entity against or binding upon Seller or upon the Property or business of Seller; or (D) constitute a violation by Seller of any applicable law or regulation to which Seller is subject.

(iii)        This Agreement is valid and enforceable against Seller in accordance with its terms. Each instrument to be executed by Seller pursuant to this Agreement or in connection herewith prior to the Closing will, when executed and delivered, be valid and enforceable against Seller, in accordance with its terms.

(c)       Legal Proceedings.    There are no pending or, to the best knowledge of Seller, threatened, Legal Proceedings against Seller or otherwise pertaining to the Property which would, if adversely determined, have a material adverse effect on the Property, Seller's interest therein or on Seller's performance of its obligations under this Agreement or the Closing Documents.

(d)        FIRPTA.  Seller is not a foreign person within the meaning of Section 1445(b) (2) of the Internal Revenue Code of 1986, as amended.

(e)        Documents Delivered.  The Tenants Leases, Plans and Contracts and other materials regarding the Property made available for inspection by Purchaser or delivered by Seller to

Purchaser for inspection during the Due Diligence Review shall be true, correct and complete copies of the originals thereof in Seller’s files in all material respects. On the Closing Date, there shall be no Tenant Leases, Contracts or other material agreements in existence which affect the Property except as delivered to Purchaser pursuant to Section 4.1, or specifically described herein or on the applicable Exhibits attached hereto, subject to only changes permitted hereunder between the date hereof and the Closing Date.

(f)        Other Agreements.  Seller is not a party to, and has no actual knowledge of, any other outstanding contracts, rights of first refusal, rights of first offer, options or other arrangements to purchase the Property or any portion thereof in favor of any third party.

(g)        Hazardous Materials.  Seller has delivered, or will deliver to Purchaser pursuant to Article IV, true, correct and complete copies of the most recent environmental reports or assessments concerning the Property in Seller’s possession. Except as may be described in such environmental reports or assessments, Seller has no actual knowledge of the presence on or under the Property of any hazardous materials or hazardous substances, as such terms are defined in applicable federal and state environmental laws.

(h)        Violations.  To the actual knowledge of Seller, there are no outstanding written violations of any state, federal or local law or ordinance against the Property or any written complaints or notices issued with respect thereto.

(i)        Anti-Terrorism Laws.  Seller is not, and will not be, a person or entity with whom Purchaser is restricted from doing business with under the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, H.R. 3162, Public Law 107-56 (commonly known as the “USA Patriot Act”) and Executive Order Number 13224 on Terrorism Financing, effective September 24, 2001 and regulations promulgated pursuant thereto (collectively, “Anti-Terrorism Laws”), including without limitation persons and entities named on the Office of Foreign Asset Control Specially Designated Nationals and Blocked Persons List.

(j)        Defaults.  To the actual knowledge of Seller, Seller has not received written notice of a default under any one or more of the Permitted Encumbrances or the Contracts which remains uncured.

(k)        Insurance Notices.    No written notice has been received by Seller from any insurer with respect to any defects or inadequacies of all or any part of the Property or the use or operation thereof which have not been corrected or cured.

(l)        Condemnation.    Seller has not received any written notice of, and has no actual knowledge of any existing, proposed or contemplated plan to widen, modify or realign any street or highway or any existing, proposed or contemplated eminent domain or condemnation proceeding that would materially affect the Land and/or Improvements.

8.3        Survival.  The representations and warranties of Seller set forth in this Article 8 and anywhere else in this Agreement (unless expressly stated otherwise) shall survive the

Closing of the transaction contemplated in this Agreement and the delivery of the Special Warranty Deed from Seller to Purchaser for a period of six (6) months from and after the Closing Date.

8.4        Indemnification.  Seller agrees to indemnify and hold Purchaser harmless from and against any and all loss, claim, liability or expense, including reasonable attorneys fees, arising as a result of any personal injury or property damage occurring on or about the Property prior to the Closing Date. Purchaser agrees to indemnify and hold Seller harmless from and against any and all loss, claim, liability or expense, including reasonable attorneys fees, arising as a result of any personal injury or property damage occurring on or about the Property from and after the Closing Date during Purchaser’s term of ownership of the Property. The provisions of this Section 8.4 shall survive the Closing.

ARTICLE 9.

REPRESENTATIONS AND WARRANTIES OF PURCHASER

9.1        Representations and Warranties of Purchaser.    Purchaser hereby represents and warrants to Seller as follows, which representations and warranties shall be true and correct as of the date hereof and as of the Closing Date:

(a)        Authority, Actions of Purchaser and Authorization.  Purchaser is a limited liability company duly formed and validly existing under the laws of its state of formation. Purchaser has all necessary power and lawful authority to own and operate its assets and properties, including, but not limited to the Property, and to carry on its business (including all business contemplated under this Agreement and the Closing Documents). The execution and delivery by Purchaser of this Agreement and the Closing Documents, and the consummation by Purchaser of the transactions contemplated thereby, have been or will as of Closing be duly authorized by all necessary action of Purchaser. There are no other approvals, authorizations, consents or other actions by or filings with any Person which are required to be obtained or completed by Purchaser in connection with the execution and delivery of this Agreement.

(b)        Consents.    Neither the execution and delivery of this Agreement or the Closing Documents by Purchaser nor the consummation of the transaction contemplated hereby will: (i) violate, conflict with or result in a breach or termination of, or give any other party the right to terminate, or constitute a default under the terms of, any agreement to which Purchaser is a party or by which it is bound; (ii) violate any judgment, order, injunction, award or decree of any Governmental Entity against or binding upon Purchaser or upon the Property or business of Purchaser; or (iii) constitute a violation by Purchaser of any applicable law or regulation to which Purchaser is subject.

(c)        Anti-Terrorism Laws.    Purchaser is not, and will not be, a person or entity with whom Seller is restricted from doing business with under the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, H.R. 3162, Public Law 107-56 (commonly known as the “USA Patriot Act”) and Executive Order Number 13224 on Terrorism Financing, effective September 24, 2001 and regulations promulgated pursuant thereto (collectively, “Anti-Terrorism Laws”), including without limitation persons and entities named on the Office of Foreign Asset Control Specially Designated Nationals and Blocked Persons List.

(d)        Authority.      Purchaser and the individual signing this Agreement on behalf of Purchaser, has the full legal power, authority and right to execute and deliver, and to perform their legal obligations under this Agreement. Purchaser’s performance hereunder and the transactions contemplated hereby have been duly authorized by all requisite action on the part of Purchaser, and no remaining action is required to make this Agreement binding on Purchaser.

9.2        Survival.  The representations and warranties of Purchaser set forth in this Article 9 and anywhere else in this Agreement (unless expressly stated otherwise) shall survive the Closing of the transaction contemplated in this Agreement and delivery of the Special Warranty Deed from Seller to Purchaser for a period of six (6) months from and after the Closing Date.

ARTICLE 10.

RISK OF LOSS

10.1      Casualty.  Seller assumes all risks for damage to or injury occurring to the Property by fire, storm, accident, or any other casualty or cause (a “Casualty”) until the Closing. Immediately after Seller has received notice of the occurrence of any Casualty between the date hereof and the Closing, Seller shall give Purchaser written notice thereof (a “Casualty Notice”), which Casualty Notice shall state the type, location and amount of damage to any of the Property and Seller’s good faith estimate of the cost to complete repairs of such Casualty.

(a)        If prior to the Closing such a Casualty shall occur and the estimated cost to complete repairs of such Casualty shall equal $300,000 or more or the Casualty is uninsured and Seller does not agree to pay or credit Purchaser with the uninsured amount at Closing, then in any such event, Purchaser may, at its sole option, terminate this Agreement by written notice to Seller (the “Casualty Termination Notice”) within ten (10) Business Days after Purchaser has received the Casualty Notice (provided, however, if the Closing is scheduled for a date which is less than ten days after Purchaser’s receipt of the Casualty Notice the Closing shall be postponed until ten days after Purchaser’s receipt of the Casualty Notice), in which event if Purchaser so elects to terminate, this Agreement shall be null and void, the Earnest Money shall be returned to Purchaser and neither party shall have any further liability or obligations to the other (except as specifically provided in this Agreement).

(b)        If (i) Purchaser does not elect to terminate this Agreement if the cost to complete repairs to such Casualty shall equal $300,000 or more or is uninsured and Seller does not agree to pay or credit Purchaser with the uninsured amount at Closing, or (ii) the cost to complete repairs of such Casualty shall be less than $300,000, then the Closing shall take place as provided herein, and at the Closing there shall be assigned to Purchaser all of Seller’s right, title and interest in and to any insurance policies covering such Casualty (including rental interruption insurance for the period from and after the Closing Date) and all proceeds to be paid thereunder, and Seller shall credit against the Purchase Price, at Closing, an amount equal to the deductible under such policy applicable to such casualty. Seller shall not amend its insurance coverage of the Property without

Purchaser’s prior consent, which consent shall not be unreasonably withheld or delayed.

10.2        Condemnation.  If, prior to the Closing, an action is initiated to take the Property by eminent domain proceedings or by deed in lieu thereof (a “Condemnation”), Seller, upon receipt of written notice of such action from any Governmental Entity, shall immediately give Purchaser written notice of such Condemnation stating the amount, type and location of such Condemnation (a “Condemnation Notice”) and, if the proceeds to be paid under such Condemnation equal or exceed $100,000 or if any material part of the Property, including parking spaces, access to the Property or the leasing office or clubhouse is to be condemned, Purchaser may, at its sole option, either (a) terminate this Agreement by written notification, within ten Business Days after Purchaser has received the Condemnation Notice (provided, however, if the Closing is scheduled for a date which is less than ten Business Days after Purchaser’s receipt of the Condemnation Notice the Closing shall be adjourned until ten days after Purchaser’s receipt of the Condemnation Notice), or (b) consummate the Closing, in which latter event the award of the condemning authority shall be assigned to Purchaser at the Closing, in form and substance reasonably satisfactory to Seller and Purchaser. If the proceeds to be paid under such Condemnation are less than $100,000 and the condemnation action applies only to an immaterial portion of the Property, then the Closing shall take place as provided herein and the award of the condemning authority shall be assigned to Purchaser at the Closing, in form and substance reasonably satisfactory to Seller and Purchaser. So long as this Agreement has not been terminated, Seller shall not consent to any condemnation award concerning the Property without first having obtained Purchaser’s consent, which consent shall not be unreasonably withheld or delayed.

ARTICLE 11.

DEFAULT

11.1      Permitted Termination.  If this Agreement is terminated by either party pursuant to a right expressly given to it hereunder (a “Permitted Termination”), neither party shall have any further obligation to the other party except as expressly provided in the Agreement.

11.2      Default Remedies of Purchaser.

(a)      Seller shall be in default hereunder upon the occurrence of any one or more of the following events:

(i)        any of Seller’s warranties or representations set forth herein are untrue or inaccurate in any material respect and Seller fails to cure the condition rendering such warranty or representation untrue or inaccurate within ten (10) days after notice from Purchaser of such untruth or inaccuracy; or

(ii)        Seller shall fail to meet, comply with or perform in any material respect any covenant, agreement, or obligation on its part required, within the time limits and in the manner required in this Agreement or, if no such time limits are set forth, within ten (10) days after notice from Purchaser of such failure, for any reason other than a Permitted Termination.

(b)        In the event of a default by Seller under this Section 11.2, Purchaser may, at

Purchaser’s sole option, do any of the following:

(i)        terminate this Agreement by written notice delivered to Seller and Escrow Agent at or prior to the Closing, in which event the Earnest Money and all interest earned thereon shall be returned to Purchaser and Seller shall reimburse Purchaser for all out of pocket costs incurred in connection with the Property and the transaction contemplated herein, not to exceed $100,000; and thereafter neither Seller nor Purchaser shall have any obligations to the other under this Agreement, except as specifically set forth herein; or

(ii)        enforce specific performance of this Agreement against Seller, provided that any action for specific performance must be brought no later than thirty (30) days after the last scheduled Closing Date and collect attorney’s fees and expenses if Purchaser is the prevailing party.

Notwithstanding the foregoing, in the event specific performance cannot be enforced against Seller because Seller conveyed the Property to a third party, in addition to the remedy set forth in (i) above, Seller shall also pay Purchaser an amount equal to the difference between the price paid for the Property by such third party and the Purchase Price.

11.3      Default Remedies of Seller.

(a)      Purchaser shall be in default hereunder upon the occurrence of any one or more of the following events:

(i)        any of Purchaser’s warranties or representations set forth herein are untrue or inaccurate in any material respect and Purchaser fails to cure the condition rendering such representation or warranty untrue or inaccurate within ten (10) days after notice from Seller of such untruth or inaccuracy; or

(ii)        Purchaser shall fail to meet, comply with or perform in any material respect any covenant, agreement, or obligation on its part required, within the time limits and in the manner required in this Agreement, for any reason other than a Permitted Termination.

(b)      In the event of a default by Purchaser under this Section 11.3, Seller may as its sole and exclusive remedy terminate this Agreement by written notice delivered to Purchaser at or prior to the Closing, in which event Seller shall retain all of the Earnest Money actually deposited, and shall have the right to collect from Purchaser any portion of the Earnest Money which Purchaser failed to timely deposit, it being agreed between Purchaser and Seller that such sum shall be liquidated damages for a default by Purchaser hereunder because of the difficulty, inconvenience and uncertainty of ascertaining actual damages for such default and thereafter neither Seller nor Purchaser shall have any obligations to the other under this Agreement, except as specifically set forth herein.

ARTICLE 12.

FUTURE OPERATIONS

12.1      Operations.  Seller hereby agrees and covenants that from the date hereof through the Closing or earlier termination of this Agreement:

1.        Seller shall not enter into any contract, agreement or other arrangement with regards to the Property which will be binding on Purchaser or the Property after the Closing without the prior written approval of Purchaser other than leases for not more than a 12 month term in the ordinary course of business.

2.        Seller shall manage the Property or cause the Property to be managed and leased substantially in accordance with Seller’s current practices, shall not reduce staffing, regularly scheduled maintenance, supplies or inventory levels, shall maintain current leasing and marketing activities and, except in regards to a Casualty or Condemnation, shall repair and maintain the Property in its present condition, normal wear and tear excluded.

3.        Seller shall not initiate or consent to any zoning changes, liens or encumbrances of or against the Property without the prior written consent of Purchaser, and shall give Purchaser copies of all notices received by Seller with respect to any such matters.

4.        Seller shall not place any additional deed of trust or mortgage on the Property or place any other encumbrance on the Property other than the Permitted Encumbrances.

5.        Unless otherwise directed by Purchaser, Seller shall terminate all management agreements affecting the Property at Closing, and at or prior to Closing Seller shall terminate the employment at the Property of all employees of Seller or its managing agent.

ARTICLE 13.

BROKERS

13.1      Seller represents and warrants to Purchaser, and Purchaser represents and warrants to Seller, that other than Cushman & Wakefield (“Broker”), they know of no broker or finder who has claimed or who has the right to claim any fee, commission or other similar compensation in connection with the transaction contemplated by this Agreement, and that they have taken no actions which would form the basis for such a claim. Seller agrees to pay the Broker at Closing any commission owed in connection with this transaction, pursuant to a separate agreement.

13.2      Seller shall indemnify, hold harmless and defend Purchaser against all liability, loss, cost, claim or expense arising out of any breach of Seller’s obligation or representation in Sections 13.1. Purchaser shall indemnify, hold harmless, and defend Seller against all liability, loss, cost, claim or expense arising out of any breach of Purchaser’s obligations or representations in Sections 13.1.

13.3      This Article shall survive the Closing (or, if the Closing does not occur, the earlier termination of this Agreement).

ARTICLE 14.

DUE DILIGENCE REVIEW

14.1      Purchaser’s Right to Inspect the Property.  Purchaser, at Purchaser’s sole cost and expense, shall be entitled, during the term of this Agreement, at reasonable times and following reasonable notice to Seller, to inspect and review the Property and all matters relating to the Property (the “Due Diligence Review”), including without limitation the physical condition of the Property, Contracts, Leases, Books and Records, Plans, surveys, title examinations and all other materials in Seller’s possession concerning the Property as Purchaser may reasonably request, provided that they are not confidential, proprietary or privileged. During the Due Diligence Review, Purchaser, at Purchaser’s sole cost, shall also have the right to make such inspections, investigations and tests and make photocopies of such materials as Purchaser may elect to make or obtain, subject to the Tenants’ rights and excluding matters which are confidential, privileged or proprietary. Seller will provide access to Purchaser and Purchaser’s agents to the Property at reasonable times following reasonable notice. Purchaser and Purchaser’s representatives, agents, designees and contractors have the right during the term of this Agreement upon not less than two (2) Business Days prior written notice to Seller, at Purchaser’s sole cost, to enter the Property to conduct any environmental, soils, seismic, hydro geologic, geologic and engineering tests and studies with respect to the Property (each, an “Environmental Investigation”), provided that Purchaser shall not perform any invasive testing without Seller’s prior approval, which shall not be unreasonably withheld. Purchaser shall have the right, at Purchaser’s sole cost and expense, to conduct a final walk-through and inspection of the Property the day of or immediately prior to Closing. Prior to conducting any physical inspections, Purchaser or its agents shall provide Seller with proof of insurance, naming Seller and its managing agent as additional insured, in commercially reasonable amounts.

14.2      Termination of This Agreement.  If Purchaser, at its sole discretion, chooses to terminate this Agreement pursuant to this Article, then Purchaser shall, on or prior to the Termination Deadline, give written notice (“Termination Notice”) to Seller and the Escrow Holder of such fact and this Agreement shall terminate. In the event Purchaser elects to continue this Agreement following the Termination Deadline, Purchaser shall deliver written notice of such election to Seller (an “Approval Notice”) on or prior to the Termination Deadline. If the Approval Notice is timely given, this Agreement shall remain in full force and effect and all obligations of each party hereunder shall continue. If Purchaser delivers a Termination Notice or fails to deliver an Approval Notice to Seller and Escrow Holder prior to the Termination Deadline, then Seller and Purchaser hereby specifically agree and acknowledge that the Escrow Holder is and shall be immediately and unconditionally authorized to return the Earnest Money and all interest which has accrued thereon to Purchaser, less and with the exception of One Hundred Dollars ($100.00) (the “Independent Contract Consideration”) of the Earnest Money, which shall be delivered to Seller as independent consideration for Seller’s entering into this Agreement, and all rights and obligations of Purchaser and Seller shall terminate and this Agreement shall be null and void and of no further force and effect, except for those obligations which specifically survive such termination. In the event Purchaser fails to deliver an Approval Notice on or prior to the Termination Deadline, Purchaser shall be deemed to have delivered a Termination Notice.

14.3      Purchaser’s Responsibility and Indemnity.  Purchaser’s right to inspect the Property and conduct the tests referred to in Section 14.1 is subject to the condition that such inspection and tests shall not materially interfere with Seller’s operation of the Property or with the use and occupancy of any Tenant at the Property. Purchaser shall be responsible for and shall indemnify Seller against all damages or losses to persons or property to the extent such arise as a result of the acts or omissions of Purchaser or its representatives or agents in connection with any tests conducted by any such parties in connection with Purchaser’s inspection rights under Section 14.1, provided that the foregoing obligation shall not cover any damages or losses to the extent so attributable to, (i) pre-existing adverse conditions affecting the Property, (ii) Seller’s conduct, or (iii) Purchaser’s discovery of any information potentially having a negative impact on the Property. Purchaser shall promptly repair any damage to the condition that the Property was in prior to such tests. The provisions of this Section 14.3 shall survive the Closing or any earlier termination of this Agreement.

14.4      Termination of Contracts.  Purchaser may, by notice given to Seller prior to the Termination Deadline, request that Seller terminate one or more of the Contracts effective as of the Closing Date. Seller shall so terminate such Contracts, provided that Seller shall not be obligated to pay any fee, amount or penalty incurred as a result of such termination. All Contracts not so terminated shall be assigned at Closing by Seller to Purchaser pursuant to the General Assignment and Assumption.

14.5      Property Employees.  Purchaser shall endeavor to notify Seller as to each employee at the Property, not less than ten (10) days prior to Closing, whether Purchaser intends to continue or terminate such employee’s employment at the Property from and after Closing, and the terms under which such employee’s employment will continue, if Purchaser elects to continue such employment, which election shall be at Purchaser’s sole discretion. Purchaser’s failure to so notify the Seller regarding the Property employees shall not constitute a default by Purchaser hereunder.

14.6      Confidentiality of Results.  Purchaser shall not disclose the results of any Environmental Investigation to any Person or Governmental Entity without the prior written consent of Seller, except to Purchaser’s agents, consultants, members, affiliates, lenders, attorneys and as Purchaser may otherwise be required by any applicable judicial order, law, rule or regulation. Further notwithstanding the foregoing, nothing contained herein shall impair Purchaser’s right to disclose information relating to the Property (a) on a confidential basis, to any due diligence representatives and/or consultants that are engaged by, work for or are acting on behalf of, any securities dealers and/or broker dealers evaluating Purchaser or its permitted assignees, (b) to the extent legally required, in connection with any filings (including any amendment or supplement to any Form S-11 Registration Filing) with governmental agencies (including the Securities and Exchange Commission (the “SEC”)) by any real estate investment trust (“REIT”) holding an interest (direct or indirect) in Purchaser or in any permitted assignee of Purchaser, and (c) to the extent legally required, to any broker/dealers in the REIT’s broker/dealer network and any of the REIT’s investors.

14.7      Seller Cooperation.  Seller agrees to cooperate with and furnish any information reasonably requested by Purchaser’s appraiser and other third party consultants.

ARTICLE 15.

Intentionally Deleted.

ARTICLE 16.

MISCELLANEOUS

16.1      Notices.  All notices, demands and requests which may be given or which are required to be given by either party to the other, and any exercise of a right of termination provided by this Agreement, shall be in writing and shall be deemed effective when (a) personally delivered to the address of the party to receive such notice set forth below, (b) transmitted if sent via facsimile (with confirmation of successful transmission), (c) the next succeeding Business Day after deposit with a nationally recognized overnight courier service (e.g., Federal Express) and addressed to the party as set forth below, (d) three days after when deposited in any post office or mail receptacle regularly maintained by the United States Government, certified or registered mail, return receipt requested, postage prepaid, or (e) if no facsimile number is provided below, upon transmission if sent via e-mail, addressed as follows:

If to Seller:
Millennium Property LL, LLC
c/o The Rohdie Group, LLC
52 Vanderbilt Avenue Suite 2007
New York, New York 10017
Attn: Robert Rohdie
Phone: (212) 682-5784
Fax: None
E-mail: rrohdie@rohdiegroup.com

With a copy to:	Charles D. Rubenstein, Esq.
Wachtel Masyr & Missry, LLP
One Dag Hammarskjold Plaza
885 Second Avenue
New York, NY 10017
Phone: (212) 909-9508
Fax:(212) 909-9451
E-mail: crubenstein@wmllp.com

If to Purchaser:	c/o Legacy Partners Residential, Inc.
5141 California Avenue, Suite 100
Irvine, CA 92617
Attn: Timothy O’Brien
Phone: (949) 930-7700
Fax: (949) 930-6666

E-mail: tobrien@legacypartners.com

with a copy to:	Schultz & Wright, LLP
545 Middlefield Road, Suite 160
Menlo Park, CA 94025
Attention: Anne Keeler Wright, Esq.
Phone: (650) 462-0900
Fax: (650) 462-0998
E-Mail: wright@swllp.com

If to Escrow Holder:	Paltar Title Company
1230 Maine Street, Suite 700
Columbia, SC 29201
Attn: Carol A. Christian
Phone: (803) 540-2016
Fax: (803) 727-1418
E-mail: cchristian@nexsenpruet.com

or such other place as Seller or Purchaser or Escrow Holder, respectively, may from time to time designate by written notice to the other. A notice may be given by a party or by a party’s attorney at law.

16.2      Entire Agreement.  This Agreement embodies the entire agreement between the parties relative to the subject matter hereof, and there are no oral or written agreements between the parties, nor any representations made by either party relative to the subject matter hereof, which are not expressly set forth herein. The parties hereto do not intend to confer any benefit hereunder on any Person other than the parties hereto.

16.3      Amendment.  This Agreement may be amended only by a written instrument executed by the party or parties to be bound thereby.

16.4      Headings.  The captions and headings used in this Agreement are for convenience only and do not in any way limit, amplify, or otherwise modify the provisions of this Agreement.

16.5      Governing Law.  This Agreement shall be governed by the laws of the State of South Carolina. Venue in any litigation commenced in connection with this Agreement shall be proper in Greenville County, South Carolina, and the parties agree to submit to personal jurisdiction in such venue.

16.6      Successors and Assigns.  This Agreement shall bind and inure to the benefit of Seller, Purchaser, and their respective successors and permitted assigns.

16.7      Invalid Provision.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid, or unenforceable provision or by its severance from this Agreement.

16.8      Multiple Counterparts.  This Agreement may be executed in a number of identical counterparts, each of which for all purposes is deemed an original, and all of which constitute collectively one agreement; but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

16.9      Construction.  The words “herein” “hereof “hereunder” and other similar compounds of the words “here” when used in this Agreement shall refer to the entire Agreement and not to any particular provision or section. Whenever used in this Agreement, the singular shall include the plural, the plural the singular, and the use of any gender shall be applicable to all genders. Marginal notes are inserted for convenience only and shall not form part of the text of this Agreement. This Agreement shall not be construed as if it had been prepared by one of the parties, but rather as if both parties had prepared the same.

16.10    Waivers.    No waiver of any breach of any covenant or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof, or of any other covenant or provision herein contained. No extension of time for performance of any obligation or act shall be deemed an extension of the time for performance of any other obligation or act.

16.12    No Joint Venture.    This Agreement shall not create a partnership or joint venture relationship between Purchaser and Seller.

16.13    Assignment.    Except as provided in this Section, this Agreement may not be assigned by Purchaser. The foregoing sentence to the contrary notwithstanding, Purchaser may assign this Agreement to one or more entities affiliated with Purchaser or its principals, provided that not less than three (3) Business Days prior to the Closing Date (i) Purchaser gives Seller prior written notice of such assignment, and (ii) Purchaser delivers to Seller an instrument or instruments evidencing such assignment. No assignment of this Agreement shall release the original Purchaser named herein from its obligations hereunder without the express written consent of Seller.

16.14    Time of the Essence.    Time is important to both Seller and Purchaser in the performance of this Agreement, and both parties have agreed that time is of the essence with respect to any date set out in this Agreement.

16.15    Timing.    If the final date of any period which is set out in any provision of this Agreement falls on a Saturday, Sunday or legal holiday under the law of the United States or the State of South Carolina, in such event, the time of such period shall be extended to the next day which is not a Saturday, Sunday or legal holiday.

16.16    Attorney’s Fees.    In the event of any dispute between the parties concerning this Agreement, the non-prevailing party in such dispute shall reimburse the prevailing party for its attorneys fees incurred in connection with such dispute.

16.17      Section 1031 Exchange.  The parties acknowledge that each other may elect to effect the acquisition or disposition of the Property pursuant to this Agreement as a like-kind exchange pursuant to Section 1031 of the United States Internal Revenue Code (an “Exchange”). Each party agrees to cooperate with the other in all respects in effecting such Exchange, including, without limitation, by executing and delivering such documents as may be customarily required in such exchange transactions, provided that the other party shall not be required to incur any expense or additional obligation or liability in connection therewith nor shall any such Exchange delay the Closing Date.

[REMAINDER OF PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the undersigned parties have executed this Agreement on the date last written below.

SELLER:	MILLENNIUM PROPERTY LL, LLC

	By:	/s/ Jon Hedley
Jon Hedley, Authorized Signatory

PURCHASER:	KBS-LEGACY APARTMENT COMMUNITY
REIT VENTURE LLC

	By:	/s/ Timothy O’Brien
		Name:	Timothy O’Brien
		Title:	Senior Managing Director

ESCROW HOLDER:	PALTAR TITLE AGENCY, INC., as agent for
Fidelity National Title Insurance Company

	By:	/s/ Carol A. Christian
	Name:	Carol A. Christian
	Title:	Agent

The Millennium Apartments

EXHIBIT A

Legal Description

(Millennium Apartments)

All that certain piece, parcel or lot of land situate, lying and being in the State of South Carolina, County of Greenville, being shown and designated as 33.00 acres, more or less on that certain plat entitled ‘Rohman Development Realty (II), LLC’ prepared by Azimuth Control, Inc., Land Surveying dated May 30, 2007 and revised November 26, 2007 and recorded in Plat Book 1056 at Page 38, Greenville County Records, and reference to said plat is hereby made for a more complete and accurate description.

LESS AND EXCEPTING THEREFROM all that certain 0.009 acre (373 sq. ft.) as described in Deed from Rohman Development Realty II, LLC to the City of Greenville, South Carolina, dated December 16, 2009 and recorded February 10, 2010 in Deed Book 2368 at page 1224, Greenville County Records.

TOGETHER WITH a sanitary sewer easement contained in deed recorded October 20, 2008 in Deed Book 2233 at page 6, Greenville County Records.

AND AS MORE RECENTLY SHOWN on a plat of survey prepared by Richard Bruce Coo, II of Precision Land Surveying, Inc., dated February 28, 2011, last revised May 4, 2011, the metes and bounds of which are as follows and incorporated herein by reference.

All that certain piece, parcel, or tract of land being in the City of Greenville, County of Greenville, State of South Carolina and being more shown and designated on plat entitled, “ Alta/Acsm Land Title Survey for Rohdie Group” and having according to said plat, the following metes and bounds to wit:

Beginning at a 1/2” rebar iron pin on the southern right of way of Fairforest Way (S-23-434), said rebar being approximately 705 feet ± west of the intersection of right of way of Fairforest Way (S-23-434) and Ridge Road (S-23-435), thence leaving said right of way and running along now or formerly Mint Properties, LLC S 14-10-49 E for 796.63 feet to a 3/4“open top iron pin, thence turning and running along now or formerly Shirley A. Laster property S 38-46-35 W for 446.57 feet to a 1/2” rebar iron pin, thence continuing along said property S 71-51-18 E for 408.40 feet to a 3/4” open top iron pin, thence turning and running along the line of now or formerly Anthony & Donna Espin property and the line now or formerly Vanessa Byers property S 02-20-52 E for 110.65 feet to a 3/4” open top iron pin, thence turning and running along now or formerly Sylvia Houston property S 01-25-19 E for 99.75 feet to a 3/4” open top iron pin, thence turning and continuing along said property N 79-38-49 E for 413. 45 feet to a 3/4” open top iron pin on the western right of way of Ridge Road (S-23-435), thence turning and running along said right of way along a curve to the left having a radius of 1132.81 feet, a length of 291.32 feet and a chord bearing and distance of S 06-10-36 E for 290.52 feet to a 3/4” crimped top iron pin, thence turning and leaving said right of way and running along now or formerly Beverly Abercrombie property S 72-08-17 W for 226.65 feet to a 1/2” rebar iron pin, thence running along now or formerly Phillip Abercrombie property S 61-31-58 W for 181.39 feet to a 1” open top iron pin, thence turning and continuing along said property S 28-41-21 E for 185.92 feet to a 5/8” rebar iron pin in the center of Workman Drive (F-160), thence turning and running along the center of said road which is also now or formerly Lillie S Abercrombie property the following three (3) courses and distances: (1) along a curve to the right having a radius of 590.44 feet, a

The Millennium Apartments

length of 188.13 feet and a chord bearing and distance of S 71-05-45 W for 187.33 feet to a 1/2” rebar iron pin, thence (2) S 79-18-14 W for 660.18 feet to a 5/8” rebar iron pin, thence (3) S 77-16-31 W for 19.91 feet, thence turning and running along now or formerly Lillie S Abercrombie property the following three (3) courses and distances: (1) N 14-50-03 W for 30.05 feet to a 1” solid rod, thence (2) S 73-43-11 W for 123.49 feet to a 1/2” rebar iron pin, thence (3) S 10-47-49 E for 215.52 feet to a 1/2” rebar iron pin, thence turning and running along now or formerly Barbara E Young property S 79-15-26 W for 320.99 feet crossing a 3/4” open top pin at 313.76 feet to the center of Long Branch, thence turning and running along said Long Branch being the property line for the following fifty two (52) courses and distances: (1) N 04-51-08 E for 75.65 feet to a point, thence (2) N 21-09-15 E for 60.65 feet to a point, thence (3) N 14-27-50 E for 105.88 feet to a point, thence (4) N 26-40-22 E for 81.26 feet to a point, thence (5) N 00-08-26 E for 58.31 feet to a point, thence (6) N 53-00-06 W for 49.35 feet to a point, thence (7) N 46-26-28 E for 25.63 feet to a point, thence (8) N 43-07-20 W for 31.01 feet to a point, thence (9) N 16-54-57 E for 70.18 feet to a point, thence (10) N 61-27-36 E for 56.44 feet to a point, thence (11) N 33-15-52 E for 63.89 feet to a point, thence (12) N 45-58-19 E for 65.37 feet to a point, thence (13) N 12-11-32 E for 65.01 feet to a point, thence (14) N 12-08-22 E for 155.85 feet to a point, thence (15) N 26-23-43 W for 33.46 feet to a point, thence (16) N 27-01-51 E for 22.77 feet to a point, thence (17) N 10-46-24 W for 34.32 feet to a point, thence (18) N 34-48-15 W for 21.50 feet to a point, thence (19) N 10-48-15 W for 51.89 feet to a point, thence (20) N 08-52-22 E for 83.25 feet to a point, thence (21) N 21-53-50 E for 47.86 feet to a point, thence (22) N 14-35-35 W for 34.66 feet to a point, thence (23) N 20-40-22 E for 45.38 feet to a point, thence (24) N 25-59-53 W for 26.91 feet to a point, thence (25) N 28-10-30 E for 60.00 feet to a point, thence (26) N 10-47-05 E for 47.90 feet to a point, thence (27) N 82-25-07 E for 21.01 feet to a point, thence (28) N 24-06-40 E for 30.66 feet to a point, thence (29) N 22-58-16 E for 58.85 feet to a point, thence (30) N 77-13-25 E for 26.73 feet to a point, thence (31) N 36-01-10 E for 28.99 feet to a point, thence (32) N 35-03-50 E for 32.31 feet to a point, thence (33) N 18-55-49 E for 36.93 feet to a point, thence (34) N 02-03-10 W for 51.03 feet to a point, thence (35) N 36-32-19 E for 58.04 feet to a point, thence (36) N 14-21-00 E for 49.55 feet to a point, thence (37) N 39-31-02 E for 47.12 feet to a point, thence (38) N 78-31-32 E for 29.81 feet to a point, thence (39) N 71-43-51 E for 124.49 feet to a point, thence (40) N 24-48-23 E for 32.00 feet to a point, thence (41) N 10-54-11 W for 18.44 feet to a point, thence (42) N 28-40-39 W for 51.81 feet to a point, thence (43) N 15-29-31 W for 23.70 feet to a point, thence (44) N 38-11-45 E for 34.01 feet to a point, thence (45) N 45-39-12 E for 27.12 feet to a point, thence (46) N 12-28-14 W for 72.39 feet to a point, thence (47) N 00-07-40 W for 105.72 feet to a point, thence (48) N 28-42-01 E for 54.35 feet to a point, thence (49) N 37-45-22 E for 62.29 feet to a point, thence (50) N 42-10-32 E for 32.24 feet to a point, thence (51) N 12-09-21 W for 30.73 feet to a point, thence (52) N 38-01-36 E for 3.66 feet to a point, thence turning and leaving said creek and running along now or formerly Ligon Properties, LLC property N 14-16-14 W for 212.51 feet to a 5/8” rebar iron pin on the southern right of way of Fairforest Way (S-23-434), thence turning and running along said right of way N 74-46-56 E for 124.97 feet to the Point of Beginning and containing 1,437,658 square feet or 33.00 acres inclusive of Traverse Line and all Right of Ways and Easements.

Together with a Sanitary Sewer Easement contained in Deed recorded October 20, 2008 in Deed Book 2233 at page 6 in the ROD Office for Greenville County, South Carolina.

Tax Map No. M011.02-01-005.08

EXHIBIT B

PERSONAL PROPERTY

(see attached)

EXHIBIT C

FORM OF SPECIAL WARRANTY DEED

This Instrument Was Prepared By:

Charles D. Rubenstein

Wachtel Masyr & Missry LLP

885 Second Avenue, 47th Floor

New York, NY 10017

THE STATE OF SOUTH CAROLINA

COUNTY OF GREENVILLE

WARRANTY DEED

Know All Men by These Presents: That in consideration of Ten Dollars and other good and valuable consideration to the undersigned Grantor, in hand paid by the Grantee herein, the receipt whereof is acknowledged, MILLENNIUM PROPERTY LL, LLC, a Delaware limited liability company (herein referred to as “Grantor”, whether one or more), grant, bargain, sell and convey unto                     , a                          having an address at                      (herein referred to as “Grantee), the following described real estate, situated in Greenville County, South Carolina, to-wit:

See Exhibit “A” attached hereto and incorporated by reference (the “Premises”.)

Being the same property conveyed to Grantor by Deed of Rohman Development Realty (II) LLC, dated May 6, 2011, and recorded in Book 2388 Pages 1443 - 1450 in the Recorder’s Office of Greenville County, South Carolina.

Tax Map No. MO11.02-01-005.08

GRANTEE’S MAILING ADDRESS: For the purposes of this Special Warranty Deed, Grantee’s mailing address is                             .

TOGETHER WITH ALL AND SINGULAR, all of Grantor’s right, title and interest in and to any and all buildings, improvements and fixtures situated on the Premises, and the rights, members, easements, hereditaments and appurtenances to the Premises belonging to or in anywise incident or appertaining:

THIS CONVEYANCE IS MADE SUBJECT TO: current taxes and assessments not yet due and payable, all easements, rights of way, covenants, conditions, restrictions and other matters of record, rights of tenants and parties in possession and any state of facts that would be disclosed by a current accurate survey of the Premises (the “Permitted Exceptions”).

To Have and to Hold to the said Grantee, his, her or their heirs, successors and assigns forever.

AND SUBJECT TO THE PERMITTED EXCEPTIONS, Grantor does hereby bind itself and its successors and assigns to warrant and forever defend, all and singular the Premises unto Grantee, its successors and assigns against itself, its successors and assigns, and all other persons whomsoever, lawfully claiming, or to claim, the same or any part thereof, by, through or under the Grantor, but no others.

In Witness Whereof, the undersigned has hereunto set its hand and seal this day of June, 2013.

MILLENNIUM PROPERTY LL, LLC, a
Delaware limited liability company

By: Rollie Realty, LLC

Witness #1	By:
Jon P. Hedley, Authorized Signatory

(SEAL)

Witness #2

THE STATE OF NEW YORK

NEW YORK COUNTY

I,                     , a Notary Public, in and for said County in said State, hereby certify that Jon P. Hedley, whose name is signed to the foregoing conveyance, and who is known to me, acknowledged before me on this day that, being informed of the contents of the conveyance, he executed the same voluntarily on the day the same bears date.

Given under my hand this the      day of June, 2013

Notary Public

STATE OF NEW YORK	)
COUNTY OF NEW YORK	)	AFFIDAVIT FOR TAXABLE OR EXEMPT TRANSFERS

PERSONALLY appeared before me the undersigned, who being duly sworn, deposes and says:

1. I have read the information on this affidavit and I understand such information.

2. The property being transferred is located at 221 Fairforest Way, Greenville, SC 29607, bearing County Tax Map Number M011.02-01-005.08 was transferred by Millennium Property LL, LLC to                              on June     , 2013.

3. Check one of the following: The deed is

 X   (a) subject to the deed recording fee as a transfer for consideration paid or to be paid in money or money’s worth.

(b) subject to the deed recording fee as a transfer between a corporation, a partnership, or other entity and a stockholder, partner, or owner of the entity, or is a transfer to a trust or as a distribution to a trust beneficiary.

(c) exempt from the deed recording fee because (See Information section of affidavit):                                      (exemption no.)

(If exempt, please skip items 4 - 7, and go to item 8 of this affidavit.)

If exempt under exemption #14 as described in the Information section of this affidavit, did the agent and principal relationship exist at the time of the original sale and was the purpose of this relationship to purchase the realty? Check Yes      or No

4. Check one of the following if either item 3(a) or item 3(b) above has been checked (See Information section of this affidavit.):

(a) The fee is computed on the consideration paid or to be paid in money or money’s worth in the amount of $33,600,000.

(b) The fee is computed on the fair market value of the realty which is                     .

(c) The fee is computed on the fair market value of the realty as established for property tax purposes which is                     .

5. Check      Yes or      No to the following: A lien or encumbrance existed on the land, tenement, or realty before the transfer and remained on the land, tenement, or realty after the transfer. If “Yes,” the amount of the outstanding balance of this lien or encumbrance is:                                     .

6. The deed recording fee is computed as follows:

(a) Place the amount listed in item 4 above here:  $33,600,000

(b) Place the amount listed in item 5 above here:  N/A

(If no amount is listed, place zero here.)

(c) Subtract Line 6(b) from Line 6(a) and place result here: $33,600,000

7. The deed recording fee due is based on the amount listed on Line 6(c) above and the deed recording fee due is: $         .

8. As required by Code Section 12-24-70, I state that I am a responsible person who was connected with the transaction as: Authorized Signatory of Grantor.

9. I understand that a person required to furnish this affidavit who willfully furnishes a false or fraudulent affidavit is guilty of a misdemeanor and, upon conviction, must be fined not more than one thousand dollars or imprisoned not more than one year, or both.

Responsible Person Connected with the Transaction

Jon P. Hedley
Print or Type Name Here

SWORN to before me this day of June, 2013
Notary Public for the State of New York
My Commission Expires:

Notary Public

EXHIBIT D

ASSIGNMENT AND ASSUMPTION OF LEASES AND DEPOSITS

THIS ASSIGNMENT AND ASSUMPTION OF LEASES AND DEPOSITS (the “Assignment”) is made as of             , 2010, by and between MILLENNIUM PROPERTY LL, LLC and Millennium Property TT, LLC (collectively, “Assignor”), whose address is 52 Vanderbilt Avenue, Suite 2007, New York, New York 10017, and                         , a                      (“Assignee”), whose address is                             .

Introductory Provisions:

The following provisions form a part of this Assignment:

A.        Assignor and/or Assignor’s predecessor in title heretofore entered into certain leases with tenants covering spaces located in those certain buildings commonly known as “Millennium Apartment Homes”, on certain land situated in Greenville, South Carolina (the “Property”) and described in Exhibit “A” which is attached hereto and incorporated herein by reference for all purposes.

B.        Assignor represents that attached hereto as Exhibit “B” and incorporated herein by reference for all purposes is a true and correct copy of a current rent roll listing all leases affecting the Property of any portion thereof presently in force (collectively, the “Leases”).

C.        Assignee desires to acquire from Assignor, and Assignor desires to convey and assign to Assignee, the Leases and all security deposits, pet deposits and other deposits and escrows under the Leases not properly applied by Seller against amounts owing by the Tenant, plus interest, if any, required to be paid thereon (the “Deposits”) and all of the rights, benefits and privileges of the lessor under the Leases and the Deposits in connection with Assignee’s acquisition of the Property from Assignor.

THEREFORE, in consideration of the foregoing and the agreements and covenants herein set forth, together with the sum of Ten Dollars ($10.00) and other good and valuable consideration this day paid and delivered by Assignee to Assignor, the receipt and sufficiency of which are hereby acknowledged by Assignor, Assignor does hereby ASSIGN, TRANSFER, SET OVER, CONVEY and DELIVER unto Assignee all of Assignor’s right, title and interest in and to all of the Leases and Deposits pertaining to the Property, and all of the rights, benefits and privileges of the lessor under the Leases and/or Deposits including without limitation those with respect to all security deposits and prepaid rentals, but subject to all terms, conditions, reservations and limitations set forth in the Leases (the Leases, Deposits properties, rights and interests, subject as aforesaid, being hereinafter collectively referred to as the “Assigned Leases”).

TO HAVE AND TO HOLD the Assigned Leases unto Assignee, and Assignee’s successors, and assigns forever, and Assignor does hereby bind Assignor, and Assignor’s successors and assigns, to warrant and forever defend the Assigned Leases unto Assignee, and Assignee’s successors and assigns, against every person whomsoever lawfully claiming or to claim the same, or any part thereof, by, through or under Assignor, but not otherwise.

Assignee hereby assumes all of the obligations of Assignor under the Assigned Leases that accrue from and after the date hereof, including but not limited to the obligation to repay in accordance with the terms of the Assigned Leases to the lessee thereunder any and all Deposits to the extent (and only to the extent) of the amount of cash delivered by Assignor to Assignee with respect to such Deposits.

Assignee hereby agrees to indemnify and hold harmless Assignor from and against any and all damages, loss, cost or expenses (including but not limited to reasonable attorneys fees) resulting from Assignee’s failure to perform any of the obligations assumed by Assignee hereunder accruing from and after the date hereof. Assignor hereby agrees to indemnify and hold harmless Assignee from and against any and all damages, loss, cost or expenses (including but not limited to reasonable attorney fees) resulting from Assignor’s failure to perform any of its obligations under the Assigned Leases arising prior to the date hereof (other than those relating to the physical condition of the Property prior to Closing). The foregoing indemnifications shall survive for a period of six months after the date hereof and shall thereafter expire.

All of the covenants, terms and conditions set forth herein shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. This Assignment may only be modified, altered, amended, or terminated by the written agreement of Assignor and Assignee. If any term, covenant or condition of this Assignment shall be held to be invalid, illegal or unenforceable in any respect, this Assignment shall be construed without such provision. This Assignment shall be governed by and construed under the laws of the state in which the Property is located without regard to the principles of conflicts of law.

In the event of any controversy, claim, dispute, arbitration, or litigation between the parties hereto to enforce or interpret any of the provisions of this Assignment or any right of either party hereto, the non-prevailing party to such controversy, claim, dispute, arbitration or litigation agrees to pay to the prevailing party all costs and expenses, including reasonable attorneys’ fees and costs, court or dispute resolution costs, arbitrator’s, mediator’s, consultant’s and expert witness’ fees and costs incurred by the prevailing party, including, without limitation, fees incurred during trial or resolution of any action or dispute and any fees incurred as a result of an appeal from a judgment entered in any such matter. A prevailing party shall include without limitation (a) a party who dismisses an action in exchange for sums due, or (b) the party determined to be the prevailing party by a court of law.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

[SIGNATURE PAGE TO ASSIGNMENT OF LEASES]

IN WITNESS WHEREOF, Assignor and Assignee have duly executed this Assignment as of the day first above written.

ASSIGNEE:

By:
Name:
Title:

ASSIGNOR:	MILLENNIUM PROPERTY LL, LLC
a Delaware limited liability company

By:
Name: Jon P. Hedley
Title: Authorized Signatory

MILLENNIUM PROPERTY TT, LLC
a Delaware limited liability company

By:
Name: Jon P. Hedley
Title: Authorized Signatory

EXHIBIT E

BLANKET CONVEYANCE, BILL OF SALE AND ASSIGNMENT

THIS BLANKET CONVEYANCE, BILL OF SALE AND ASSIGNMENT (the “Assignment”) is executed by and between MILLENNIUM PROPERTY LL, LLC (“Assignor”), whose address is 52 Vanderbilt Avenue, Suite 2007, New York, New York 10017, and                             , a                      (“Assignee”), whose address is                             .

Introductory Provisions:

The following provisions form a part of this Assignment:

Assignor and Assignee are parties to that certain Purchase and Sale Agreement dated as of April     , 2013 (the “Agreement”), which provides, among other things, for the sale by Assignor to Assignee of that certain land (the “Land”) lying and being situated in Greenville, South Carolina and described on Exhibit “A” which is attached hereto and incorporated herein by reference for all purposes, together with the buildings on the Land (the said Land and the improvements thereon being herein referred to as the “Property”), and the execution of this Assignment.

It is the desire of Assignor hereby to sell, assign, transfer and convey to Assignee all of Assignor’s rights, titles and interests in the below described items.

THEREFORE, in consideration of the foregoing and Ten Dollars ($10.00) and other good and valuable consideration in hand paid by Assignee to Assignor, the receipt and sufficiency of which are hereby acknowledged and confessed by Assignor, Assignor does hereby ASSIGN, SELL, TRANSFER, SET OVER and DELIVER to Assignee all of the following items listed in (a) through and including (f) below, (collectively, the “Assigned Properties”):

(a)         all appliances, equipment, machinery, fixtures and other tangible personal property of every nature and description located on the Property, which are not owned by any of the tenants in the Property, including without limitation, the personal property described on Exhibit “B” attached hereto and incorporated herein by reference for all purposes, but excluding all computer software;

(b)         all of Assignor’s rights, title and interest in all assignable domain names, historic leasing and/or management data, telephone listings, websites, and all other items of intangible personal property relating solely to the Property;

(c)         all of Assignor’s rights, titles and interests in any and all, if any, rights to the air space above the Property, all zoning entitlements, development rights and appurtenances accruing to the Property (and/or the Assignor with respect to the Property) under, or by reason of, any applicable zoning ordinance or other laws;

(d)         all books, records and tenant lists for the Property in the possession or control of Assignor, together with any and all, files, reports, surveys, studies, and/or budgets owned by Assignor in connection with the ownership, operation, maintenance and/or management of the Property, and in the possession or control of Assignor;

(e)         any and all architectural, electrical, mechanical, plumbing and other plans and specifications and soil reports, environmental reports, engineering reports, grading plans and topographical maps produced in connection with the construction, management, use, operation, repair and maintenance of the Property (including all revisions and supplements thereto) in the possession or control of Assignor;

(f)         condemnation proceeds and eminent domain proceeds; and

(g)         all of Assignor’s rights, titles and interests, if any, in and to the name “Millennium Apartment Homes”.

This Assignment is made subject to the permitted encumbrances set forth in Exhibit “C” hereto, to the extent the same are valid and subsisting and affect the Assigned Properties (the “Permitted Encumbrances”).

TO HAVE AND TO HOLD the Assigned Properties unto Assignee, and Assignee’s successors and assigns forever, and Assignor does hereby bind Assignor, and Assignor’s successors and assigns, to WARRANT and FOREVER DEFEND, all and singular the Assigned Properties unto Assignee, and Assignee’s successors and assigns, against every person whomsoever lawfully claiming or to claim the same, or any part thereof, by, through or under Assignor, but not otherwise; subject, however, to the Permitted Encumbrances.

Assignor hereby represents, warrants, covenants and agrees with Assignee that Assignor is the owner of the personal property described on Exhibit “B” attached hereto and incorporated by reference, which personal property is free and clear of any and all liens, security interests or encumbrances, except as described on Exhibit “C” attached hereto and incorporated herein by reference.

EXCEPT AS OTHERWISE PROVIDED IN THE AGREEMENT, ASSIGNEE TAKES THE ASSIGNED PROPERTIES “AS IS”, “WHERE IS” AND WITH “ALL FAULTS”. EXCEPT AS OTHERWISE SET FORTH HEREIN, ASSIGNOR HAS NOT MADE AND DOES NOT MAKE ANY REPRESENTATIONS AS TO THE PHYSICAL CONDITION, OPERATION OR ANY OTHER MATTER AFFECTING OR RELATED TO THE ASSIGNED PROPERTIES.

If any term, covenant or condition of this Assignment shall be held to be invalid, illegal or unenforceable in any respect, this Assignment shall be construed without such provision. This Assignment shall be governed by and construed under the laws of the state in which the Property is located without regard to the principles of conflicts of law.

[SIGNATURE PAGE TO BILL OF SALE]

EXECUTED this      day of         , 2013.

ASSIGNOR:	MILLENNIUM PROPERTY LL, LLC

By:

Name:

Title:

EXHIBIT F

GENERAL ASSIGNMENT AND ASSUMPTION

THIS GENERAL ASSIGNMENT AND ASSUMPTION (the “Assignment”) is made as of             , 2013, by and between MILLENNIUM PROPERTY LL, LLC, a Delaware limited liability company (“Assignor”), whose address is 52 Vanderbilt Avenue, Suite 2007, New York, New York 10017, and                             , a                      (“Assignee”), whose address is.

W I T N E S S E T H:

WHEREAS, Assignor and Assignee are parties to that certain Purchase and Sale Agreement dated as of April     , 2013 (the “Agreement”), which provides, among other things, for the sale by Assignor to Assignee of that certain tract of land located in Greenville, South Carolina, as more particularly described on Exhibit “A” attached hereto and made part hereof for all purposes together with the apartment complex located thereon (the “Property”), and the execution and delivery of this Assignment; and

WHEREAS, the Agreement requires Assignor to assign to Assignee all of Assignor’s rights, titles and interests in all Contracts, Licenses and Permits and Warranties and Guaranties (as such terms are defined below in this Assignment) owned by Assignor and requires Assignee to assume Assignor’s obligations thereunder;

THEREFORE, in consideration of the foregoing and the agreements and covenants herein set forth, together with the sum of Ten Dollars ($10.00) and other good and valuable consideration this day paid and delivered by Assignee to Assignor, the receipt and sufficiency of all of which are hereby acknowledged by Assignor, Assignor does hereby ASSIGN, TRANSFER, CONVEY, SET OVER and DELIVER unto Assignee all of Assignor’s right, title and interest in and to the following (collectively, the “Assigned Properties”):

(a)         those certain contracts and agreements listed on Exhibit “B” attached hereto and made a part hereof for all purposes (the “Contracts”);

(b)         any and all building and other certificates, licenses, permits and approvals including, without limitation, certificates of occupancy, granted by any governmental entity, and any development agreements or similar instruments or documents required in connection with the development, ownership, construction, use, occupancy or operation of all or any portion of the Property (collectively, the “Licenses and Permits”) which run to the benefit of Assignor, Assignor’s predecessors in interest and/or the Property; and

(c)         any and all unexpired warranties and guaranties and payment and/or performance bonds required to be provided under the Contracts, and/or running to the benefit of Seller or its affiliates in connection with the Property and the construction, renovation and/or operation thereof. (the “Warranties and Guaranties”).

This Assignment is made subject to the permitted encumbrances set forth in Exhibit “C” hereto, to the extent the same are valid and subsisting and affect the Assigned Properties (the “Permitted Encumbrances”).

TO HAVE AND TO HOLD the Assigned Properties unto Assignee, and Assignee’s successors, and assigns forever, and Assignor does hereby bind Assignor, and Assignor’s successors and assigns, to warrant and forever defend all and singular the Assigned Properties unto Assignee, and Assignee’s successors and assigns, against every person whomsoever lawfully claiming or to claim the same, or any part thereof, by, through or under Assignor, but not otherwise; subject, however, to the Permitted Encumbrances.

Assignee hereby assumes all of the obligations of Assignor arising under the Contracts, Licenses and Permits and Warranties and Guaranties from and after the Closing Date (but not those required to be performed prior thereto).

Assignee hereby agrees to indemnify and hold harmless Assignor from and against any and all loss, liability, cost, claim, damage or expense incurred to enforce any rights and/or secure any remedies under this Assignment resulting by reason of the failure of Assignee to perform its obligations arising under the Assigned Properties from and after the Closing Date and/or Assignee’s failure to perform its obligations under this Assignment. Assignor hereby agrees to indemnify and hold harmless Assignee from and against any and all loss, liability, cost, claim, damage or expense incurred to enforce any rights and/or secure any remedies under this Assignment resulting by reason of the failure of Assignor to perform its obligations arising under the Assigned Properties prior to Closing Date and/or Assignor’s failure to perform its obligations under this Assignment. Assignor will cooperate with Assignee to secure performance by any warrantor or guarantor for any work Assignee believes should be performed pursuant to any of the Warranties and Guaranties. The foregoing indemnification shall survive for a period of eighteen months after the date hereof and shall thereafter expire.

EXCEPT AS OTHERWISE PROVIDED IN THE AGREEMENT, ASSIGNEE TAKES THE ASSIGNED PROPERTIES “AS IS”, “WHERE IS” AND WITH “ALL FAULTS”. EXCEPT AS OTHERWISE SET FORTH HEREIN, ASSIGNOR HAS NOT MADE AND DOES NOT MAKE ANY REPRESENTATIONS AS TO THE PHYSICAL CONDITION, OPERATION OR ANY OTHER MATTER AFFECTING OR RELATED TO THE PERSONAL PROPERTY AND/ OR THE ASSIGNED PROPERTIES.

All of the covenants, terms and conditions set forth herein shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. This Assignment may only be modified, altered, amended, or terminated by the written agreement of Assignor and Assignee. If any term, covenant or condition of this Assignment shall be held to be invalid, illegal or unenforceable in any respect, this Assignment shall be construed without such provision. This Assignment shall be governed by and construed under the laws of the state in which the Property is located without regard to principles of conflicts of law.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

[SIGNATURE PAGE TO GENERAL ASSIGNMENT]

IN WITNESS WHEREOF, Assignor and Assignee have duly executed this Assignment as of the day first above written.

ASSIGNEE:	MILLENNIUM PROPERTY LL, LLC
a Delaware limited liability company

By:
Jon P. Hedley, Authorized Signatory

ASSIGNOR:

By:
Name:
Title:

EXHIBIT G

NOTICE LETTER

Millennium Apartment Homes

            , 2013

To:

RE:	Your apartment leased at Millennium Apartment Homes (the “Property”)

Gentlemen:

This is to inform you that on             , 2013,                      (“Purchaser”) purchased the Property from Millennium Property LL, LLC (“Seller”), and that as of such date Purchaser has succeeded to the rights and assumed the obligations of Seller, as Landlord, under your Lease. The deposit under your Lease has been transferred to and received by Purchaser.

Kindly make all future rent payments under the Lease payable to the order of                     . All rent payments will be collected by the resident manager and delivered to Purchaser. Formal communications and all inquiries (including any request for return of security) should be sent to                                         .

Very truly yours,

MILLENNIUM PROPERTY LL, LLC

By:
Jon P. Hedley, Authorized Signatory

EXHIBIT H

OWNER’S AFFIDAVIT, NON-FOREIGN CERTIFICATE

AND

REQUEST FOR TAXPAYER IDENTIFICATION NUMBER

(To be conformed to requirements of Title Commitment)

STATE OF NEW YORK

COUNTY OF NEW YORK

BEFORE ME, the undersigned authority, personally appeared Jon P. Hedley (“Affiant”), as Authorized Signatory of Millennium Property LL, LLC, a Delaware limited liability company (“Owner”), who, after being duly sworn, as required by law, declares, deposes and says that, to Affiant’s knowledge:

A.        OWNER’S AFFIDAVIT

1.        Owner is the owner of the property described on Exhibit “A” attached hereto (the “Property”).

2.        Owner is not a party to any outstanding contract for the sale of the Property to any person or persons whomsoever nor any unrecorded deed, mortgage or other conveyances affecting the title to the Property (other than those matters set forth specifically as exceptions in the Title Commitment (hereinafter defined).

3.        There have been no improvements upon the Property within the past ninety (90) days for which there remain any outstanding and unpaid bills for labor, materials or other charges for which a lien or liens might be claimed by anyone whomsoever.

4.        Owner has not taken any action, since the most recent effective date of title insurance commitment number                     , issued by Fidelity National Title Insurance Company (the “Title Commitment”), that would affect title to the Property.

5.        There are no judgments, claims, disputes, demands or other matters pending against Owner that would attach to the Property.

6.        Owner is in possession of the Property and no other person, corporation or entity has any right or lawful claim to possession or use thereof, except for the tenants and other occupants pursuant to the leases described in the rent roll attached hereto as Exhibit “B”.

B.        NON-FOREIGN CERTIFICATE AND REQUEST FOR TAXPAYER IDENTIFICATION NUMBER

Section 1445 of the Internal Revenue Code provides that a Transferee (“Buyer”) of a U.S. real property interest must withhold tax at a rate of 10% of the amount realized on the disposition if the Transferor (“Seller”) is a foreign person. For U.S. tax purposes (including Section 1445), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity. To inform the Buyer that withholding of tax is not required upon the disposition of a U.S. real property interest by the Seller, the undersigned hereby swears, affirms and certifies the following as or on behalf of the Seller:

1.          Seller’s mailing address is 52 Vanderbilt Avenue, Suite 2007, New York, New York 10017.

2.          Seller is not a non-resident alien (if individual) or a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations).

3.          Seller is not a disregarded entity as defined in §1.1445-2(b)(2)(iii).

4.         Seller’s Taxpayer Identification Number is:                             .

5.         For purposes of reporting this transaction to the Internal Revenue Service on Form 1099-S, the Property is Seller’s (check one):

  ☐          Principal Residence

  X          Other Real Estate

This Taxpayer Identification Number is being provided in connection with a real estate transaction.

The undersigned understands that this Certificate may be disclosed to the Internal Revenue Service by the Buyer and that any false statement contained herein could be punished by fine, imprisonment or both.

Under penalties of perjury, the undersigned declares that he has examined this certification and to the best of his knowledge and belief it is true, correct and complete, and he further declares that he has authority to sign this document on behalf of the Seller, and that the number shown on this statement is Seller’s correct taxpayer identification number.

The undersigned understands that this instrument is made for the purpose of inducing Fidelity National Title Insurance Company to issue their policy of title insurance.

FURTHER AFFIANT SAYETH NOT.

Dated this      day of         , 2013.

Jon P. Hedley, as Authorized Signatory of Millennium Property LL, LLC

The foregoing instrument was sworn to, subscribed and acknowledged before me this      day of         , 2013, by Jon P. Hedley, as Authorized Signatory of Millennium Property LL, LLC. He is personally known to me or has produced                      as identification.

Notary Public

EXHIBIT I

RENT ROLL

(see attached)

EXHIBIT J

GENERAL MATERIALS:

1.00     FINANCIAL INFORMATION

☐	1.01	Operating statements for May – year-end 2011, 2012 and y-t-d 2013
☐	1.02	Current year’s operating budget
☐	1.03	Financial statements for seller, including balance sheets for the last two (2) years
☐	1.04	Current year’s leasing and management reports
☐	1.05	Certified rent roll (current month with lease expiration dates)
☐	1.06	Other income and rental concessions
☐	1.07	Current and historical property tax bills and assessments
☐	1.08	Service agreements and maintenance contracts
☐	1.09	Management, and leasing contracts
☐	1.10	List of employees with salaries, date of hire and bonus arrangements (if any)
☐	1.11	Current insurance certificates
☐	1.12
☐	1.13	Schedule of historical and projected capital expenditures
☐	1.14	Capital leases with payoff balances (if any) (None)
☐	1.15	Tenant Leases and Tenant Files

2.00     PROPERTY/PHYSICAL INFORMATION

☐	2.01	Site plans (with dimensions) and unit floor plans
☐	2.02	Certified building plans and specifications
☐	2.03	Location maps, aerial and building photographs
☐	2.04	Environmental reports, applications, or approvals; soils/geotechnical and geological hazard reports and compaction tests
☐	2.05	Completed environmental questionnaire and disclosure statement (to be provided)
☐	2.06	Engineering reports, concrete tests, and punch lists; civil engineer’s signed and sealed steel structural report and calculations (if applicable)
☐	2.07
☐	2.08	Pest control/termite report (include termite bonds if applicable)
☐	2.09	Certificate of occupancy (for each building if issued separately) and architect’s certificate of completion
☐	2.10
☐	2.11	List of contractors and subcontractors, and construction contractor and vendor warranties
☐	2.12	Utility compliance: copies of current bills
☐	2.13	Licenses (business, pool and spa, etc.) and use permits
☐	2.14
☐	2.15	All asbestos, lead-based paint, soils, seismic, geologic, drainage, toxic waste, engineering, environmental and similar type reports and surveys (including, but not limited to, any Phase I or Phase II Environmental Site Assessments)

Millennium-Legacy PSA v1

☐	2.16	All contracts and agreements affecting the Property, including, without limitation, those pertaining to service, labor, construction, management, maintenance, and brokerage

3.00     TITLE & SURVEY INFORMATION

☐	3.01	Preliminary title report/title commitment with supporting exception documents and legal description
☐	3.02	Existing as-built A.L.T.A. survey
☐	3.03
☐	3.04
☐	3.05	Conditions, covenants and restrictions (to be delivered as part of the title commitment)
☐	3.06	Flood maps (N/A)

4.00     OTHER INFORMATION

☐	4.01
☐	4.02	Standard lease and deposit form
☐	4.03	Itemized inventory of personal property (including cost and acquisition date)
☐	4.04	Leasing brochures and marketing information
☐	4.05	Offering package (provided by Broker)
☐	4.06	Resident profile analysis
☐	4.07

DOCUMENTS REQUIRED FOR 3-14 AUDIT:

5.00     BACKGROUND QUESTIONS (Please provide written answers):

☐	5.01	What basis of accounting is used: Accrual
☐	5.02	Have property financial statements been audited? NO
☐	5.03	If audited by what firm? N/A
☐	5.04	Have audits been performed for the most recent full calendar year? N/A

6.00     GENERAL

☐	6.01	•
☐	6.02	Trial balance • for most recent full calendar year • as of the current date
☐	6.03	General ledger (all activity for designated period, all general ledger accounts) • for most recent full calendar year • for the current year to date

☐	6.04	Bank Statements and Bank Reconciliations • as of prior year end (12/31/12 for 4/15/13 acquisition) • 2 months of current year (01/31/13 and 02/28/12) • most recent quarter end (3/31/13)

7.00     REVENUES

☐	7.01

Access to the following for the most recent full calendar year (e.g. 2012) and for the current year to date (e.g. 2013):

•     Lease files

•     Ledgers for residents occupying units

•     Detailed receivables listing for all delinquent and prepaid

•     Listing of write-offs

•     Access to support for tenant rent payments (i.e. check copies)

•     Schedule of misc. revenues (parking, vending, etc.) and related support (agreements, copy of receipts, etc.)

☐	7.02	Rent roll reflecting beginning & ending term, rental rate & any additional charges provided per terms of lease, for each current resident
☐	7.03	Rent Rolls for February 2012, November 2012 and a current rent roll

8.00     EXPENSES

☐	8.01

Access to the following for the most recent full calendar year and for the current year to date:

•     Invoices

•     Check copies

•     Property tax bills

•     Insurance statements

•     Management fee agreement/calculation

•     Utility bills

•     Service contracts

☐	8.02	Check register for current year

Note: support should cover entire prior and current year - e.g. if insurance policy is from July-June and acquisition date is 4/15/13, include policy for July 2011-June 2012, July 2012-June 2013.

9.00     POST-CLOSING

☐	9.01	YTD income statement for the current year (to acquisition date)
☐	9.02	Trial balance as of the date of sale
☐	9.03	YTD general ledger for the current year (to acquisition date)

Additional documentation may be required based on the findings of the 3-14 Audit.